Exhibit 10.27

LICENSE,  DEVELOPMENT AND SUPPLY AGREEMENT

This LICENSE DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is made as of the 31st day of December, 2003 (the “Effective Date”) and is by and between BioMeriéux, Inc., a Missouri corporation, (“BioMeriéux, Inc.”), and Cepheid, a California corporation, (“Cepheid”).  Cepheid and BioMeriéux are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, BioMeriéux has significant experience in the development, manufacture, commercialization and marketing of medical and industrial diagnostic products and technology, including proprietary NASBA (as defined below) technology for the amplification of nucleic acids;

WHEREAS, Cepheid has developed proprietary technology and products, and manufactures and markets analytical systems, including instruments, cartridges and other proprietary products designed for nucleic acid based analysis, that have applications for, among other things, research and clinical diagnostic and industrial use;

WHEREAS, BioMeriéux desires for Cepheid to manufacture and supply to BioMeriéux Cepheid’s systems and Cepheid’s proprietary technology, and to work with BioMeriéux in a program to develop modified instruments and products, so that BioMeriéux may use and distribute such products and technology in connection with its commercialization of NASBA technology for clinical research and diagnostics and industrial use;

WHEREAS, the Parties desire to provide each other with certain other rights and options to tests to be utilized with Cepheid Instruments (as defined below) and modified instruments..

NOW THEREFORE, the Parties, in consideration of the mutual obligations hereinafter set forth and intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS.

1.1          “Administrative Expenses” shall mean the proportionate allocation of costs associated with administrative, finance, accounting, and human resource costs.

1.2          “Affiliate” of a Party or other person or entity means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns or controls, is owned or controlled by or is under common ownership or control with such Party or other person or entity to the extent of more than 50% of the equity having the power to vote on or direct the affairs of the entity, or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction.

1.3          “Background BioMeriéux Intellectual Property” means all Intellectual Property Rights that are owned by, either partially or wholly, BioMeriéux, or are licensed to, or otherwise controlled by, BioMeriéux, excluding only Collaboration BioMeriéux Intellectual Property, and Collaboration Joint Intellectual Property.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

1.4          “Background Cepheid Intellectual Property” means all Intellectual Property Rights that are owned by, either partially or wholly, Cepheid, or are licensed to, or otherwise controlled by, Cepheid, excluding only Collaboration Cepheid Intellectual Property and Collaboration Joint Intellectual Property.

1.5          “Bankruptcy Event” means with regard to a Party, any of the following events:  (i) such Party files a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”); or (ii) there is filed against such Party an involuntary or ancillary petition for relief under the Bankruptcy Code, and either (x) such petition is not dismissed within ninety (90) days after its filing or (y) an order for relief is entered against such Party in such petition; (iii) an action or proceeding is filed with regard to such Party in any court or with any agency in each case having jurisdiction thereof under any statute or regulation (other than the Bankruptcy Code) of any state or country, which is a petition in bankruptcy or insolvency or for the general reorganization of the Party’s financial affairs; or for the appointment of a receiver or trustee over such Party or of its assets, and, in the case of a filing against such Party, the action or proceeding is not stayed or dismissed within ninety (90) days after the filing thereof, or (v) such Party files for dissolution or adopts a plan of liquidation, or (vi) such Party makes a general assignment for the benefit of creditors.

1.6          “BioMeriéux Materials” means BioMeriéux’s proprietary technology and materials relating to nucleic acid based assays including proprietary reagents, reagent components, and mixtures used in or useful for the NASBA method, real-time detection with molecular beacons, internal calibrators, controls, methods to prevent cross-contamination, pellets and the use of reagents therewith, buffers and wash solutions and other technology related to the NASBA Field of Use and/or the EASY-Q® platform.

1.7          “Cartridge” means a closed or substantially closed device, which may include a cartridge or reaction tube for performing Tests that contains, among other things, pelletized,  dried or other type of reagents intended for single or multiple use sample preparation and nucleic acid analysis (including use in either the NASBA or Non-NASBA Fields of Use) and that is intended and suitable for insertion into, or use as a part of, or is a part or component of, or an attachment to, an instrument designed to hold such device and/or facilitate or enable its use, which instrument Cepheid manufactures or has manufactured, including Cepheid’s currently existing Instruments, or that can be used alone or with other instruments or devices, including the HTS, for such purpose.  For purposes of clarification, other ancillary disposables purchased by BioMeriéux from Cepheid for use with the Cartridges in performing a Test, but not contained in the Cartridge, such as buffer solutions, reagents, cuvettes, wash solutions, and so on (“Ancillary Disposables”), shall not be deemed to be included in the definition of Cartridge.

1.8          “Change of Control” means (i) the sale, transfer or other disposition of all or substantially all those assets of Cepheid required for Cepheid to substantially perform its obligations under this Agreement; (ii) the acquisition of Cepheid by merger, consolidation, reorganization or other transaction or series of related transactions resulting in the exchange of outstanding shares of Cepheid’s securities, or the issuance of new Cepheid securities to a Third Party,  such that the shareholders of Cepheid prior to such transaction or series of transactions own, directly or indirectly, immediately after such transaction or transactions, less than 50% of the voting power of the surviving or resulting entity or any direct or indirect parent thereof; or (iii) the consummation of the acquisition of 50% or more of the then outstanding capital stock of Cepheid by a Third Party.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

1.9          “Collaboration BioMeriéux Intellectual Property” means all Intellectual Property Rights arising out of work performed under this Agreement or in furtherance of this Agreement during the term of this Agreement that are invented (as determined by applicable US law with respect to patentable inventions), or otherwise conceived solely by one or more employees or agents of BioMeriéux or its Affiliates, or solely by one or more employees or agents of BioMeriéux or its Affiliates and one or more employees or agents of a Third Party.

1.10        “Collaboration Cepheid Intellectual Property” means all Intellectual Property Rights arising out of work performed under or in furtherance of this Agreement during the term of this Agreement that are invented (as determined by applicable US law with respect to patentable inventions), or otherwise conceived solely by one or more employees or agents of Cepheid or its Affiliates, or solely by one or more employees or agents of Cepheid or its Affiliates and one or more employees or agents of a Third Party.

1.11        “Collaboration Joint Intellectual Property” means all Intellectual Property Rights arising out of work performed by Cepheid under this Agreement or in furtherance of this Agreement, or out of work performed by BioMeriéux under this Agreement, that are jointly invented (as determined by applicable US law with respect to patentable inventions), or otherwise conceived by one or more employees or agents of Cepheid or its Affiliates and by one or more employees or agents of BioMeriéux or its Affiliates.

1.12        “Confidential Information” means confidential knowledge, Know-how, practices, processes, products, materials, equipment or other technical or business information that has been identified in writing as Confidential Information at the time of disclosure, or if disclosed orally or visually is confirmed in writing to be Confidential Information within 30 days of such disclosure. Notwithstanding the above, Confidential Information will not include, and nothing in Section 12 will in any way restrict the rights of either Party to use, disclose or otherwise deal with, any information which:

(i)            can be demonstrated to have been in the public domain as of the date of this Agreement or thereafter comes into the public domain through no act of the receiving Party; or

(ii)           can be demonstrated by written records existing prior to receipt of such information to have been independently known to the receiving Party prior to the receipt thereof;

(iii)          can be demonstrated to have been rightfully received by the receiving Party from a Third Party who did not require the receiving Party to hold it in confidence or limit its use, and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

(iv)          can be demonstrated to have been independently conceived, invented or acquired by employees or agents of the receiving Party who have not been personally exposed to relevant Confidential Information of the other Party.

1.13        “Cepheid Patents” means Patent Rights arising from Cepheid Background Intellectual Property, Collaboration Cepheid Intellectual Property, Cepheid Joint Intellectual Property and [***] Patents.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

1.14        “Cepheid Technology” means Instruments, Cartridges (other than BioMeriéux Materials supplied by BioMeriéux incorporated into such Cartridge), reaction tubes, and other proprietary technology designed for nucleic acid based analysis.

1.15        “Development Costs” means the fully-burdened development costs of a Product as determined using Cepheid’s customary practices and procedures and, to the extent applicable, in accordance with GAAP, including the following: direct costs such as personnel, supplies, materials, contracted and outside services and support costs; allocated indirect labor expenses, including expenses for quality assurance and warehouse personnel, and facility-related expenses, including expenses for rent, utilities, depreciation, and insurance; and other expenses customarily charged to research and development in accordance with GAAP.

1.16        “FDA” means the United States Food and Drug Administration and any successor agency thereto

1.17        “GAAP” means Generally Accepted Accounting Principles in the United States.

1.18        “[***]” or “[***]” means a system, as described in Section 4.1.2, with significantly higher throughput than present Cepheid systems, to be developed by BioMeriéux and Cepheid, under the Joint Development Program

1.19        “Instruments” mean Cepheid’s instruments, including Software, capable of carrying out a nucleic acid based analysis in the NASBA or Non-NASBA Fields of Use, in or with the use of a Cartridge or reaction tube, including Cepheid’s GeneXpert and SmartCycler products, and the HTS, or any modified or improved version thereof

1.20        “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law, whether or not perfected, including all (i) Patent Rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those specifically set forth in this definition and any other proprietary rights relating to intellectual property (other than trademark, trade dress, or service mark rights);; and (v) Know-how.

1.21        “Joint Development Program” means the joint development program undertaken by the Parties, pursuant to Section 4 of this Agreement.

1.22        “Know-how” means confidential and/or proprietary technical information, techniques, processes, methods, data, assays, substances and materials, and other information in a Party’s possession that is not generally available to the public, excluding in each case any such information, techniques, processes, methods, data, assays, substances and materials to the extent disclosed in or claimed by a Patent.

1.23        “Licensed Trademarks” mean all trademarks, packaging designs and other trade dress used by or on behalf of Cepheid and its Affiliates prior to the Effective Date in connection with Products and all other trademarks relating thereto and any registrations thereof or any pending applications relating thereto, including those trademarks set forth on Schedule 1.23.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

1.24        “Manufacturing Cost” means the fully-burdened manufacturing cost of a product as determined using Cepheid’s customary practices and procedures and, to the extent applicable, in accordance with GAAP as consistently applied, including the following: direct material cost, material overhead cost, direct labor cost, fixed manufacturing overhead cost, variable manufacturing overhead cost, cost of quality control and product testing, manufacturing variance cost and other costs that may be properly attributed to inventory as manufacturing costs pursuant to GAAP, (but not including royalties, fees or similar consideration paid to Third Parties for rights to Intellectual Property Rights, including up-front payments for such rights, unless otherwise specifically agreed in writing by the Parties).  The Manufacturing Cost with respect for any given calendar year shall be determined in accordance with Section 8.3.

1.25        “Manufacturing Transfer Costs” mean Cepheid’s normal costs and expenses that are directly related to and arise directly from Cepheid’s assistance to BioMeriéux in establishing, equipping, integrating and testing a manufacturing line for Cartridges or Instruments as may be applicable, as follows:  (i) reproduction and transfer of technology, documents, plans, schematics, drawings, and other materials (to be only in Cepheid’s own format, unless conversion to a different format as requested by BioMeriéux would not unreasonably interfere with Cepheid’s operations and BioMeriéux agrees in writing to pay for the full cost of such conversion), (ii) technical or other necessary assistance by Cepheid personnel in production line design and set up, and during the initial production stages occurring within six months after completion of the manufacturing technology transfer, (iii) any travel costs or expenses (to the extent incurred at BioMeriéux’s request) of Cepheid personnel in connection with the foregoing, and (iv) wages, salaries and all associated benefits (such benefits not to exceed 25% of the cost of such wages and benefits) of Cepheid personnel to the extent otherwise allocable to Cepheid’s assistance to BioMeriéux in establishing, equipping, integrating and testing a manufacturing line for Cartridges or Instruments as may be applicable; but excluding in the case of clauses (i), (ii) and (iii) any Administrative Expenses and other indirect costs (e.g. facilities-related costs).

1.26        “Material Adverse Effect” means an event or occurrence likely to have a material adverse effect on the business, results of operations or financial condition of a Party taken as a whole.

1.27        “NASBA” means BioMeriéux’s proprietary isothermal, transcription-based nucleic acid amplification process, , involving the use of reverse transcriptase (“RT”), RNase H and RNA polymerase, substantially as described in U.S. Patent Nos. [***].

1.28        “NASBA Field of Use” means the preparation, purification, detection, quantification, amplification or analysis of nucleic acids in connection with the use of NASBA or TMA (trans-mediated amplification method).

1.29        “Net Sales” means the amount received from sales or lease of a Product to Third Parties, whether said sales or lease to said Third Parties were made by a Party or any Affiliate, and, unless sold for resale, sales of a Product to a Party’s Affiliates (other than for use in a development program or solely for training and demonstration purposes), less, in each case, to the extent actually paid and not already taken and reflected in the amount received, freight, insurance and other transportation costs, tariffs, duties, sales tax, and similar governmental charges (except income taxes), normal and customary trade, quantity and cash discounts, and credits and rebates allowed and taken. Notwithstanding the foregoing, in the event that more than ten percent ([***]%) of BioMeriéux’s total receipts from Third Parties in either the United States, Japan or the EU during a calendar year are derived from BioMeriéux sales or leases to

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

distributors in the United States, Japan and/or the EU, as applicable, then the Parties shall agree upon a formula under which the Net Sales for such year, with respect to receipts from such distributors, shall be increased by an amount to approximate the amount that would have been received by BioMeriéux, with respect to the applicable territory, if it had made such sales directly to the end user.  In the event the Net Sales of Product includes or is lumped together with a charge(s) for the lease, sale or other use of an Instrument, then the Net Sales for such Licensed Product shall be reduced by an amount of thirteen and one-half percent (13.5%) as a reasonable allowance for such Instrument related charge provided such charge is reflected in a written contract with the customer.

1.30        “Non-NASBA Field of Use” means the use of any method or process other than NASBA or TMA for nucleic acid amplification.

1.31        “Patents” mean (i) all patents and patent applications, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application, and (iii) any foreign or international equivalent of any of the foregoing.

1.32        “Patent Rights” means the Valid Claims of all U.S. Patents assigned to BioMeriéux or Cepheid as the context dictates.

1.33        “Products” means Instruments and Cartridges (including Cepheid Instruments that have not been modified for use in the NASBA Field of Use, and pre-[***] Instruments), spare parts for such Instruments (“Spare Parts”) and Ancillary Disposables sold or transferred by a Party to the other Party under this Agreement.

1.34        “Software” means the Cepheid software and firmware that is used to operate an Instrument to perform nucleic acid based analysis, and any necessary interfaces with the hardware and software of the end-user.

1.35        “Test” means the assay and protocol associated therewith, which is used with an Instrument to perform nucleic acid based analysis of a single condition to be detected or measured with one or more nucleic acid sequences.

1.36        “Third Party” means a person or entity that is not a Party or an Affiliate of a Party.

1.37        “Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired Patent in such country that (i) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal; (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; and (iii) provides exclusive and enforceable rights with respect to the sale of a Product, as the case may be, in such country.

1.38        “Work Plan” means a plan of the actions to be taken to accomplish the goals of the Joint Development Program.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

1.39        “[***]” means those Patent Rights owned by the [***] and licensed to Cepheid pursuant to that License Agreement between the [***] and Cepheid, effective March 12, 1997, (the [***] License),  copy of which is attached as Appendix I, a license to which is required in order to make, use, offer for sale and sell Instruments.

2.             TEST OPTIONS.

2.1          BioMeriéux Non-NASBA Test Option.  BioMeriéux may wish to develop one or more Tests for use outside the NASBA Field of Use that use Cepheid Technology (“BioMeriéux Non-NASBA Tests”), and Cepheid may, in its sole discretion, agree to BioMeriéux’s development of up to ten BioMeriéux Non-NASBA Tests during the eight year period following the Effective Date.  If BioMeriéux desires to develop a BioMeriéux Non-NASBA Test, it will provide Cepheid with written notice describing the proposed BioMeriéux Non-NASBA Test.  Within sixty days of receipt of such notice from BioMeriéux, Cepheid will provide BioMeriéux with a written response setting forth whether Cepheid will agree to allow BioMeriéux to undertake development of such Test and the economic and other terms under which Cepheid would license BioMeriéux to develop such Test; provided, however, the terms related to payment of royalties by BioMeriéux shall provide for BioMeriéux to pay Cepheid (i) a royalty of [***]% on Net Sales of such Tests, or the practice of such Tests on an Instrument, as applicable, and (ii) any Third Party royalties to be paid by Cepheid (including license fees, or access fees) that Cepheid would not be required to pay in absence of BioMeriéux’s exploitation of such Non-NASBA Test (i.e., only if an access or license fee is paid solely with respect to BioMeriéux’s Non-NASBA Tests, and Cepheid is not already licensed by the Third Party to sell a similar Test ).  Unless Cepheid and BioMeriéux subsequently agree on all other terms relevant to such BioMeriéux Non-NASBA Test, BioMeriéux shall have no rights to such Test, and no option shall be deemed to have been exercised in such case. Failure to respond by Cepheid shall not be construed as providing any rights in such Test.

2.2          Cepheid NASBA Test Option.   Cepheid may wish to develop one or more NASBA based Tests that use BioMeriéux Materials (“Cepheid NASBA Tests”), and BioMeriéux may, in its sole discretion, agree to Cepheid’s development of up to ten Cepheid NASBA Tests during the eight year period following the Effective Date.  If Cepheid desires to develop a Cepheid NASBA Test, it will provide BioMeriéux with written notice describing the proposed Cepheid NASBA Test.  Within sixty days of receipt of such notice from Cepheid, BioMeriéux will provide Cepheid with a written response setting forth whether BioMeriéux will agree to allow Cepheid to undertake development of such Test and the economic and other terms under which BioMeriéux would license Cepheid to develop such Test,  which terms shall provide for Cepheid to pay a royalty of [***] percent ([***]%) on Net Sales of such Tests, or practice of such Tests on an Instrument, as applicable.  In addition, Cepheid shall agree to assume and be responsible for any Third Party royalties that become due with respect to the Cepheid NASBA Tests.  Any additional BioMeriéux Patent Rights, outside the NASBA Field of Use shall not be subject to the [***]% royalty cap set forth in the preceding sentence. Unless Cepheid and BioMeriéux subsequently agree on all terms relevant to such Cepheid NASBA Test, Cepheid shall have no rights to such Test, and no option shall be deemed to have been exercised in such case. Failure to respond by BioMeriéux shall not be construed as providing any rights in such Test.

2.3          NASBA Improvements. Improvements specific to the development of Products for use solely in the NASBA Field of Use shall be at the sole expense of BioMeriéux as set forth in the applicable Work Plan, except, if such improvements are of benefit to Cepheid in

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

connection with its exercise of a Cepheid NASBA Test option pursuant to Section 2.2, then the Parties will share the costs related to such improvement equally. Any costs incurred by BioMeriéux with respect to such improvement prior to the Effective Date will not be subject to the cost sharing described in the preceding sentence.

2.4          Effect of Test Option Refusal.  In no event will Cepheid’s refusal to allow BioMeriéux to develop a BioMeriéux Non-NASBA Test in accordance with Section 2.1 in any way prevent or limit Cepheid’s ability to develop that same Test by itself or with a Third Party, nor will BioMeriéux’s refusal to allow Cepheid to develop a Cepheid NASBA Test in accordance with Section 2.2, in any way prevent or limit BioMeriéux’s ability to develop that same Test by itself or with a Third Party.

3.             LICENSE GRANTS.

3.1          Instrument Distribution.  Subject to the terms and conditions of this Agreement, Cepheid appoints BioMeriéux as its [***] distributor of Instruments (including the HTS) solely in the NASBA Field of Use.  BioMeriéux may appoint sub-distributors to distribute the Instruments on its behalf.

3.2          Cartridge Distribution.  Subject to the terms and conditions of this Agreement , Cepheid appoints BioMeriéux as its [***] distributor of Cartridges solely in the NASBA Field of Use.  BioMeriéux may appoint sub-distributors to distribute the Cartridges on its behalf.

3.3          Instrument Production.  Subject to the other terms and conditions of this Agreement, including Section 9.2 and BioMeriéux’s payment to Cepheid of the Instrument Option Payment provided for therein, Cepheid grants BioMeriéux a [***] right and license, under Collaboration Cepheid Intellectual Property and Background Cepheid Intellectual Property, to make, and have made, import, offer to sell, sell, and use Instruments (including the HTS) solely in the NASBA Field of Use. In consideration for the royalties to be paid pursuant to Section 6.2.2 hereof by BioMeriéux under the [***]  Patent Rights, and subject to the prior rights of the [***]  and the United States Government, Cepheid hereby grants a sublicense under the [***]  License, to the [***]  Patent Rights to make, and have made, import, offer to sell, sell, and use Instruments ( including the HTS) solely in the NASBA Field of Use.  BioMeriéux covenants and agrees that it will forebear from exercising any of the rights granted under this Section 3.3 unless and until the conditions described in Section 9.2 have been met.

3.4          Cartridge Production.  Subject to the other terms and conditions of this Agreement, including Section 9.1 and BioMeriéux’s payment to Cepheid of the Cartridge Option Payment, Cepheid grants BioMeriéux a [***] right and license, under Collaboration Cepheid Intellectual Property and Background Cepheid Intellectual Property, to make, and have made, import, offer to sell, sell, and use Cartridges solely in the NASBA Field of Use.  BioMeriéux covenants and agrees that it will forebear from exercising any of the rights granted under this Section 3.4 unless and until the conditions described in Section 9.1 have been met.

3.5          Development License.  Subject to the terms and conditions of this Agreement, BioMeriéux grants Cepheid a [***] right and license to: (i) practice NASBA methods for research use only; and (ii) practice the Background BioMeriéux Intellectual Property and Collaboration BioMeriéux Intellectual Property, to develop Instruments, Cartridges, Software, Tests, and the High Throughput System in accordance with the Work Plan.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

3.6          Manufacturing License.  Subject to the terms and conditions of this Agreement, BioMeriéux grants Cepheid a [***] right and license to manufacture for BioMeriéux Instruments, [***] and Cartridges under all BioMeriéux Intellectual Property Rights.

3.7          Collaboration BioMeriéux Intellectual Property.  Subject to the terms and conditions of this Agreement, BioMeriéux grants Cepheid an option to acquire a [***] right and license to the Collaboration BioMeriéux Intellectual Property to make, have made, import, offer to sell, sell, and use Instruments, Cartridges, Software, Tests and the High Throughput System solely in the Non-NASBA Field of Use upon terms and conditions to be agreed upon.

3.8          Collaboration Cepheid and Collaboration Joint Intellectual Property.  Subject to the terms and conditions of this Agreement, Cepheid grants BioMeriéux an exclusive, fully paid-up, worldwide right and license, to make, have made, import, offer to sell, sell, and use the Collaboration Cepheid and Collaboration Joint Intellectual Property solely in the NASBA Field of Use.  Subject to the terms and conditions of this Agreement, BioMeriéux grants Cepheid an exclusive, fully paid-up, worldwide right and license to make, have made, import, offer to sell, sell, and use the Collaboration Cepheid and Collaboration Joint Intellectual Property solely in the Non-NASBA Field of Use.

3.9          Sublicensing Rights.

3.9.1       BioMeriéux Sublicense Rights.  Subject to the terms and conditions of this Agreement, BioMeriéux has the unrestricted right, without any duty of accounting or sharing of royalties, to sublicense solely in the NASBA Field of Use, Collaboration Cepheid Patent Rights and Collaboration Joint Patent Rights, subject to existing Background Cepheid Patent Rights.

3.9.2       Cepheid Sublicense Rights. Subject to the terms and conditions of this Agreement, Cepheid has the unrestricted right, without any duty of accounting or sharing of royalties, to sublicense solely in the Non-NASBA Field of Use, Collaboration Cepheid Patent Rights and Collaboration Joint Patent Rights, subject to existing Background BioMeriéux Patent Rights.

3.10        Reservation of Rights.  Except for the licenses expressly granted in this Agreement, no other rights or licenses are granted under either Party’s Intellectual Property Rights whether by implication, estoppel or otherwise. Subject to Section 10.1.3. and 10.1.6, Cepheid will not, without BioMeriéux’s written consent, develop or supply to or on behalf of a Third Party, a non-NASBA instrument which uses any Background BioMeriéux Intellectual Property.   Unless otherwise stated herein, no purported grant of a sublicense under the terms of this Agreement shall be effective to grant a sublicense under or to the Intellectual Property Rights of a Third Party unless and except to the extent the granting Party has the express right to grant such sublicense.

4.             COLLABORATION.

4.1          Joint Development Programs.

4.1.1       Initial Development Program.  The purpose of the Joint Development Program initially shall be to research, develop and implement such changes, modifications or enhancements to one or more Products (or parts thereof) as the Parties may

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

agree and as are reasonably necessary or appropriate to ensure that such Products interoperate effectively and efficiently with NASBA. Unless otherwise agreed, the Products will be configured solely for use within the NASBA Field of Use.

4.1.2       [***] Development Program.  Upon BioMeriéux’s written request and based on market requirements, the Parties shall undertake to develop a [***] System. “[***] or [***]” means a [***], which shall be jointly developed by BioMeriéux and Cepheid under a Work Plan to be agreed upon by the Parties.  Conceptually, the High Throughput System will have a target capacity of at least [***] Tests per hour (based on a 30 minute protocol per test),  but the final design,  final capacity (measured in Tests/hour using a [***] minute protocol per Test) and other specifications will be mutually agreed upon by the Parties.  The Manufacturing Fee for the [***] will be dependent upon the throughput capacity, as specified in Section 8.4.2.  For purposes of clarification, and subject to refinement by the Parties, it is anticipated that the [***] may contain, among other things, such features as a storage region for empty cartridges, a sample storage and loading region, a robotic handling assembly, and a number of cartridge processing bays, and that each cartridge processing bay will consist of either a fluidic module or an I-CORE module or both.   The design approach for the [***] is intended to take maximum advantage of the modular and random access attributes and other technology of the GeneXpert instrument, while also seeking, to the extent possible, to maximize the efficiency and minimize the cost of the Instruments, Cartridges and Tests.

4.1.3       Other Possible Development Programs.  In the event that the Parties desire to collaborate on the conduct of development activities in addition to those contemplated by Sections 4.1.1 or 4.1.2, the Parties shall conduct such activities pursuant to a Work Plan or such additional agreement as they determine appropriate.

4.1.4       Work Plan, Budget, Responsibility for Costs.  Immediately after the Effective Date with respect to Section 4.1.1, following BioMeriéux’s notice under Section 4.1.2 and following the Parties agreeing pursuant to Section 4.1.3 to pursue a Joint Development Program, the Parties shall work together and use diligent and continuing efforts to establish at the earliest feasible time a separate Work Plan for each Joint Development Program.  For those joint development activities undertaken pursuant to Sections 4.1.1 and 4.1.2, each Work Plan shall include an annual budget. BioMeriéux will pay Cepheid for all Development Costs incurred by Cepheid in connection with the development plus [***] percent ([***]%).  Responsibility for costs and expenses for regulatory compliance or approval for the Tests, Cartridges and/or Instruments developed, including the HTS, will be determined under Section 5.3.3.  BioMeriéux will also bear all its own costs and expenses incurred in furtherance of the Joint Development Program, including any costs or expenses that Cepheid may incur in developing any Tests that the Parties may mutually agree to develop under the Joint Development Program.

4.1.5       Payment of Budgeted Development Costs.  On or prior to the first business day of each calendar month during the term of the Joint Development Program, BioMeriéux shall pay to Cepheid the budgeted amount of Development Costs for such month.  Cepheid agrees to use such payments solely to conduct the development activities called for in the applicable Work Plan. Cepheid shall promptly advise BioMeriéux in writing if the Development Costs for any applicable calendar quarter have exceeded, or are expected to exceed the budgeted amount for such quarter by more than 10%. In such event, Cepheid shall take

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

prompt and reasonable steps to curtail any further overrun (or prevent an overrun, as applicable), including the reduction of efforts to a minimum level pending the discussions of the Joint Steering Committee as described below. The Joint Steering Committee shall meet as soon as reasonably possible to discuss available measures in response to the overrun (or expected overrun).  The Joint Steering Committee shall determine, among other things, the cause of the overrun.  In connection with such discussions, Cepheid shall provide BioMeriéux with a detailed report of the development activities performed and an accounting of the costs of such activities.  BioMeriéux will advise Cepheid in writing of what adjustments in the Work Plan or budget it wishes to make, including whether BioMeriéux is willing to continue funding the applicable Work Plan.

4.1.6       Report of Developments Costs Incurred.  At least 30 days prior to the beginning of each calendar quarter during the term of any Work Plan, Cepheid shall submit to BioMeriéux a report containing (a) a statement of any funds received from BioMeriéux in a preceding calendar quarter (i.e., the calendar quarter immediately preceding the quarter in which such report is to be submitted) which exceeded the amount of Development Costs incurred in such calendar quarter for that Work Plan, and (b) a reasonably detailed statement of the reimbursable or creditable Development Costs for that Work Plan actually incurred by Cepheid during the preceding calendar quarter, with copies of relevant invoices and receipts for any Third Party charges included in the Development Costs for such calendar quarter. In the event of an excess under subclause (a) above, it shall be applied as a credit against and shall reduce BioMeriéux’s payment due for such Work Plan in the following calendar quarter.

4.1.7       Diligence.  Under the direction and supervision of the Joint Steering Committee (as defined in Section 4.2), each of Cepheid and BioMeriéux shall perform, or cause to be performed, its respective development activities in accordance with this Agreement, the Work Plan and the development budget.  Each Party shall conduct its respective development activities in good scientific manner, in compliance in all material respects with all applicable law and good clinical and laboratory practices.

4.1.8       Information Exchange. The Parties will use reasonable efforts to keep each other informed with respect to all activities directly related to the Joint Development Program, including access to design plans and drawings, specifications, engineering change orders, software, supplier information, nucleic acid sequences, processes, materials, validation information, and chemistries directly related to each project performed by the Parties.  Both Parties will participate in milestone reviews for each project in accordance with a schedule to be agreed upon by them in the Work Plan. Cepheid and BioMeriéux each shall maintain, or cause to be maintained, records of its respective development activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective development activities, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by applicable law.  The Parties shall make such records available to each other subject to the confidentiality obligations of Section 12.

4.1.9       Books and Accounts.  Cepheid shall maintain complete and accurate books, records and accounts in connection with its responsibilities under this Section 4, that, in reasonable detail (and in conformity with GAAP with respect to financial matters), fairly reflectthe performance of its activities with respect to the Joint Development Program, including without limitation, any reimbursable Development Costs incurred by it or its Affiliates.  Such

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books, records and accounts shall be retained, and shall be subject to audit by BioMeriéux, as provided in Section 17.1.

4.1.10     Development Teams.   Each Party will assign to its development team qualified personnel with the appropriate skills and experience to accomplish the work established in the Work Plan or to otherwise achieve the goals of the Joint Development Program, which persons shall be reasonably acceptable to the other Party.  It is expected that such teams will work together to accomplish the goals of the Joint Development Program including, if appropriate, conducting efforts at the same facility. The day-to-day development activities shall be conducted under the joint direction and supervision of such individuals as each Party designates as appropriate for the management of the Particular Development Project (the “Project Managers”). The Project Managers shall be the primary contacts for the Parties with respect to the development activities.  The Parties’ respective Project Managers and other scientific and technical personnel necessary for the conduct of the development activities (the “Key Personnel”), and the estimated percentage of time that each category of worker shall devote to the development activities, shall be listed in the Work Plan. To the extent within Cepheid’s reasonable control and budgetary constraints, Cepheid shall not substitute persons for the Key Personnel or materially reduce the time commitment of any Key Personnel to the development activities if doing so would adversely affect the successful completion of the Work Plan without the prior approval of BioMeriéux, which approval with respect to the Key Personnel shall not be unreasonably withheld.

4.2          Joint Steering Committee.

4.2.1       Purpose.  A joint steering committee shall be established to oversee the Joint Development Program established by this Agreement (“Joint Steering Committee”). The duties of the Joint Steering Committee will include, but not be limited to, the following:

(i)            General oversight of all aspects of the Joint Development Program, including definition, development, and manufacturing;

(ii)           Development and implementation of the Work Plan;

(iii)          Development and approval of budgets;

(iv)          Development of a change order process to monitor and approve changes and expenditures relative to the budget;

(v)           Organization of development teams and general oversight of their activities;

(vi)          Providing an initial forum for the resolution of disputes arising in connection with any Joint Development Program and in connection with inventorship in connection with patents; and

(vii)         Providing a forum for monitoring the exchange of Confidential Information and providing administration for the filing of patent applications pursuant to Section 10.2 and notices required thereunder.

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4.2.2       Membership.  The Joint Steering Committee will be comprised of three (3) employees from Cepheid and three (3) employees from BioMeriéux.  A Party’s members of the Joint Steering Committee will be appointed by the Party at its sole discretion.  The Joint Steering Committee will be chaired in the first year by a senior representative from BioMeriéux, and thereafter on a rotating annual basis, by a senior representative from BioMeriéux or Cepheid.  The Parties will appoint their respective members of the Joint Steering Committee, and each Party shall have the right to substitute its members at any time upon reasonable written notice to the other Party. Each Party will disclose such members to the other Party in writing, promptly after the Effective Date.

4.2.3       Meetings.  The Joint Steering Committee will meet as often as is reasonably necessary to accomplish its purpose but at least quarterly, on a mutually agreeable date and at a place selected initially by Cepheid, and then by each Party in turn thereafter. Notwithstanding the preceding sentence, in the event BioMeriéux is requested to pay travel expenses of Cepheid’s representatives, BioMeriéux will be entitled to designate the place of meeting.  Representatives of either Party, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either Party.  The Joint Steering Committee may hold meetings by teleconference or videoconference if they mutually agree.  At each meeting, the Party whose member is not the Chairman of the meeting will appoint a Secretary to record the minutes of the meeting.

4.2.4       Joint Steering Committee Decisions and Dispute Resolution.  A quorum for the conduct of business at meeting of the Joint Steering Committee shall consist of at least two members from each Party.  Decisions by the Joint Steering Committee shall be made, and action shall be taken, by the vote of a majority the members present at any meeting at which there is a quorum; provided, however, the Chair shall have the final right of decision with respect to any issue about which the members of the Joint Steering Committee are deadlocked. The Party who did not appoint the Chair shall have the right to escalate any decision of the Chair for resolution by the Chief Executive Officer of Cepheid and the President of BioMeriéux. Notwithstanding the foregoing, if the Joint Steering Committee cannot decide inventorship under US law on patent filing in accordance with Section 10, then the Parties shall agree on an independent counsel who will be appointed to review and determine inventorship based on such documentation and other information provided by the Parties. The cost of such counsel shall be shared equally by the Parties.

4.2.5       Records.  Significant decisions of the Joint Steering Committee, such as decisions regarding budgets, shall be reflected in written minutes of meetings that will be circulated to all Joint Steering Committee members for review and comment before being filed as final records of the Joint Steering Committee. Each member shall have ten (10) business days to provide such comments in writing to the secretary, or such minutes shall be deemed acceptable in form to any member who fails to respond in such period.

4.2.6       Expenses.  BioMeriéux will each bear all reasonable travel expenses of both Parties’ respective members related to their participation on the Joint Steering Committee and any travel expenses incurred by Cepheid shall be in accordance with BioMeriéux’s then current travel policy.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

4.2.7       Termination of Joint Development Program.  BioMeriéux reserves the right to terminate part or all of any Joint Development Program provided BioMeriéux provides ninety days prior written notice. In the event that BioMeriéux makes such election, it shall be responsible for paying all, non-cancelable Development Costs actually incurred by Cepheid prior to the effective date of such termination.

4.2.8       Limitations on Authority of Joint Steering Committee. Each Party to this Agreement shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers or discretion shall be delegated to or vested in the Joint Steering Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The Joint Steering Committee shall not have the right to amend this Agreement, which may only be amended or modified as provided in section 17.10.

5.             COMMERCIALIZATION AND REGULATORY MATTERS.

5.1          Commercialization Activities.  Except as otherwise expressly provided in this Agreement, BioMeriéux shall have the right to decide and conduct all matters with respect to, and shall be solely responsible for all its costs and expenses in connection with, the development and commercialization of Products that BioMeriéux elects to exploit hereunder (including with respect to any required clinical trials related thereto); provided, however, that Cepheid shall bear, and shall not be entitled to reimbursement for, any such costs or expenses incurred by Cepheid prior to the Effective Date and, unless otherwise expressly provided herein, any costs or expenses incurred by Cepheid in performing its obligations under this Agreement.

5.2          Development and Commercialization Cooperation and Assistance by Cepheid.

5.2.1       Cooperation and Assistance.  Following the completion of any Development Program, Cepheid shall continue to cooperate with any and all reasonable requests for assistance from BioMeriéux with respect to the development and commercialization of the Products, and regulatory processes with respect thereto, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with BioMeriéux on issues arising during such development and commercialization.  BioMeriéux shall compensate Cepheid for providing such assistance at Cepheid’s then current rates for providing similar support services to Third Parties.

5.2.2       Invoices and Payments.  Within thirty (30) days after the end of each calendar quarter, Cepheid shall invoice BioMeriéux for any services and expenses incurred by Cepheid or its Affiliates in such quarter pursuant to Section 5.2.1, which invoice shall be accompanied by reasonable supporting documentation. Each invoice shall be payable by BioMeriéux to Cepheid within forty five (45) days after receipt by BioMeriéux of such invoice and supporting documentation and information. Such services will be billed at Cepheid’s then normal rate for the type of personnel used.

5.2.3       Books and Records.  Cepheid shall maintain complete and accurate books, records and accounts that, in reasonable detail and in conformity with GAAP, fairly reflect any service fees and expenses incurred by it or its Affiliates. Such books, records and accounts shall be retained, and shall be subject to audit, as provided in Section 17.1.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

5.3          Regulatory Approvals.

5.3.1       BioMeriéux Rights and Obligations.  Subject to the following provisions of this Section, BioMeriéux shall have the sole right to develop the appropriate strategy for obtaining and maintaining regulatory approvals for all Products, developed or designed solely for use in the NASBA Field of Use (a “NASBA-Field Product”).  Notwithstanding the foregoing, BioMeriéux shall consult with Cepheid in the development of such strategy so as to avoid, to the extent reasonably practicable, taking any regulatory position that would reasonably be expected to endanger any pending applications for clearance of any other Cepheid products, and BioMeriéux shall give due consideration to comments of Cepheid in the development of its strategy. For purposes of clarification, however, it is understood that any data collected by BioMeriéux that might indicate improved performance of a NASBA-Field Product over any other Cepheid product shall not be reason for Cepheid to object to BioMeriéux’s use of such data in an application for regulatory clearance.  Cepheid agrees to assist and cooperate with BioMeriéux in the preparation of regulatory applications and to make available to BioMeriéux such information from Cepheid’s regulatory files, including performance data, that could be used to support BioMeriéux’s regulatory applications for the NASBA-Field Products. All FDA required marketing authorizations (if any) and other filings, applications or requests pursuant to or in connection with such regulatory approvals for such NASBA-Field Products shall be made in the name of BioMeriéux or its designee, unless applicable law requires that a regulatory approval be solely or jointly in the name of Cepheid (or its Affiliates), in which case such filing, application or request shall be made in the name of Cepheid (or its Affiliates) solely or jointly with BioMeriéux, as permitted by applicable law and as BioMeriéux elects.  With respect to any such filing, application or request made in the name of Cepheid, and any such regulatory approval resulting therefrom, upon written request by BioMeriéux, Cepheid shall, or shall cause its Affiliates to, as applicable, assign such regulatory approval to BioMeriéux and take such further actions to effect such assignment to the extent permitted by applicable law.

5.3.2       Cepheid Rights and Obligations.  Cepheid shall be responsible for obtaining regulatory approvals for all Products other than the NASBA-Field Products and for Cartridges for use with NASBA relating to Cepheid NASBA Test options. The Parties shall consult and mutually agree on the strategy, plan and filings for obtaining and maintaining regulatory approvals related to Products that are intended to be marketed and sold in both the NASBA and Non-NASBA Fields of Use (“Dual-Market Products”).  For avoidance of doubt, a Dual-Market Product shall mean an Instrument that has loaded thereon at the same time software for performing Tests in both the NASBA and non-NASBA Fields of Use.  Also, a Cartridge that is not loaded with reagents will not be considered a Dual-Market Product, even if the same empty Cartridge could be used for performing Tests in both the NASBA and Non-NASBA Fields of Use when loaded with the proper reagents.  Similarly, generic reagents that could be used in either the NASBA Field of Use or the Non-NASBA Field of Use will not be considered Dual-Market Products.  Cepheid will, upon request of BioMeriéux, promptly take all actions and do all things necessary to obtain, or assist BioMeriéux with obtaining authorization for marketing the Products in the European Union, including compliance with the E. U. Directive for in vitro diagnostic products and obtaining the “CE marking” for the NASBA-Field Products.

5.3.3       Costs of Regulatory Approvals.  BioMeriéux shall be responsible for the costs of implementing its regulatory approval strategy for Products for which it has regulatory responsibility under Section 5.3.1, and the costs of obtaining such regulatory approvals, and shall reimburse Cepheid (to the extent not addressed in the Work Plan) for all direct labor costs plus 10% and expenses incurred by Cepheid at BioMeriéux’s request in

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connection with such activities.  Cepheid shall be solely responsible for the costs of obtaining regulatory approvals for any other Instruments or Cartridges.   Except to the extent related exclusively to NASBA-Field Products, Cepheid shall be responsible for the costs of obtaining and maintaining marketing approval of Products in the EU.  BioMeriéux shall be responsible for the costs of obtaining marketing approval in the EU for NASBA-Field Products

5.3.4       Communications with Regulatory Authorities.  The Parties’ respective regulatory personnel shall consult with each other and decide upon the appropriate manner, as well as the personnel, to be involved in communications with regulatory authorities concerning any application for regulatory clearance for NASBA-Field Products and Dual_Market Products.  To the extent reasonably practicable, the Parties shall not take any position in any such communications that would conflict with or be adverse to the other Party, and shall allow the other Party to participate in such communications to the extent the Parties have common interest with respect to such communications.  It is understood however that the Party having regulatory responsibility for a particular Product shall have the ultimate control over such discussions, but shall keep the other Party advised of communications that may have an affect on the Products for which the other Party has regulatory responsibility.

6.             PAYMENTS AND ROYALTIES.

6.1          Payments.  Subject to the terms and conditions of this Agreement, BioMeriéux agrees to pay to Cepheid the sum of [***] dollars ($[***]), as provided below:

6.1.1       BioMeriéux shall pay to Cepheid [***] dollars (U.S. $[***]) on the Effective Date of this Agreement, less any amounts that have been paid to Cepheid prior to the Effective Date as a non-refundable option payment which can be applied toward this initial payment.

6.1.2       BioMeriéux shall pay to Cepheid [***] dollars ($[***]) on or before June 30, 2004.

6.1.3       BioMeriéux shall pay to Cepheid [***] dollars ($[***]) within thirty (30) days after BioMeriéux’s launch (first commercial sale to an end user Third Party) of a Product that contains Cepheid Technology in the NASBA Field of Use, whether in the U.S. or another country.

6.1.4         The foregoing payments shall be non-refundable and non-cancelable, and are not an advance or otherwise creditable against any royalties or other payments required to be paid to Cepheid under the terms of this Agreement.  Subject to the preceding sentence, such payments are intended as a pre-funding of Cepheid’s future research and development efforts.  Cepheid shall independently direct these funds toward (i) improvements to Cepheid Technology, and resulting improvements shall be made available to BioMeriéux pursuant to the license grants in Sections 3, and (ii) exploration of manufacturing efficiencies from which BioMeriéux will benefit in connection with Cepheid’s supply of Products pursuant to this Agreement. This payment is not payment for Joint Development Program activities.

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

6.2            Earned Royalties.

6.2.1       Cartridge [***].  BioMeriéux will pay Cepheid a [***] of [***] ([***]%) on all Net Sales of Cartridges (“Cartridge Royalty”) both before and after BioMeriéux exercises its option to establish a Cartridge production line; provided, however, if BioMeriéux exercises such option pursuant to this Agreement, the foregoing royalty obligation shall cease upon expiration of the last to expire of any Cepheid Patent that includes a Valid Claim covering the Cartridge, its use, or the protocols performed therein.  After the expiration of any such Patent, BioMeriéux shall thereafter have a fully paid license with respect to the Cartridges.

6.2.2       Instrument Royalties.  Except at provided below, no royalty will be due to Cepheid under Cepheid Patents with respect to BioMeriéux’s sales of Instruments, and no royalties under Cepheid Patents or under Section 10.4 payable by Cepheid with respect to the Instruments shall be included in Manufacturing Costs of the Instruments.  Notwithstanding the foregoing, BioMeriéux will reimburse Cepheid for [***]% of royalties currently payable by Cepheid to the [***] under Cepheid’s license to the [***] with respect to Instruments sold by Cepheid to BioMeriéux, and will reimburse Cepheid for any royalties agreed to in accordance with Section 10.4.  If BioMeriéux elects to exercise its option to manufacture Instruments in accordance with Section 9.2, BioMeriéux agrees to be responsible for payment of any royalties due to the [***] under the [***] Patents with respect to Instruments manufactured by BioMeriéux and any other royalties that may be due under Section 10.4.

7.             ROYALTY REPORTS AND ACCOUNTING.

7.1          Quarterly Earned Royalty Report.  Commencing with the calendar quarter in which the first commercial sale of a Product occurs for which a royalty is due pursuant to this Agreement, BioMeriéux thereafter shall make written reports (even if there are no sales in subsequent quarters) and earned royalty payments to Cepheid within forty-five (45) days after the end of each calendar quarter.  These reports shall state the number, description, and aggregate Net Sales of Products for which royalties are owed during such completed calendar quarter, and resulting calculation pursuant to Section 6 of earned royalty payments owed Cepheid for such completed calendar quarter.  BioMeriéux also agrees to make a written report to the other Party within ninety (90) days after the expiration of any licenses for which royalties are due to Cepheid.

7.2          Books and Records; Audit.  Using a Party’s customary practices and procedures in accordance with GAAP, each Party will keep and maintain proper and complete records and books of account, sufficient in detail to enable the verification of compliance with the obligations under this Section 7, including without limitation, books relating to Net Sales, and subject royalties.  Without limiting the foregoing, such records will show the manufacture, sale, use, and other disposition of Products sold or otherwise disposed of under the licenses herein granted.  Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers and related information in sufficient detail to enable the royalties payable and Manufacturing Cost hereunder to be determined.  Such records and books of account shall be retained, and shall be subject to audit, as provided in Section 17.1.

8.             SUPPLY OF PRODUCTS.

8.1          Supply Obligations.  Subject to the terms and conditions of this Agreement, Cepheid shall supply BioMeriéux with, and BioMeriéux shall purchase from

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Cepheid, BioMeriéux’s requirements of Products for use (i) in connection with development activities, (ii) in connection with clinical trials, if any, and (iii) in connection with BioMeriéux’s commercialization of the Products, including HTS. Notwithstanding the foregoing, BioMeriéux may elect to provide to Cepheid for use in the supply of any such Products, at BioMeriéux’s sole cost and expense, quantities of one or more BioMeriéux Materials for use in the manufacture of any such Products.

8.2          Third Party Suppliers.  In order to perform its supply obligations under this Agreement, Cepheid may, at its election, subcontract with one or more Third Parties reasonably acceptable to BioMeriéux for the supply of one or more Products (each a “Third Party Supplier”).  Any agreement entered into for the supply of Products in accordance with this Section 8.2 shall provide that the Third Party Supplier shall supply the Product(s) in conformity with the warranty provided in Section 8.8. Notwithstanding the foregoing, Cepheid shall be and remain jointly and severally liable for the performance of such obligations hereunder as it may subcontract to such Third Party Supplier.

8.3          Manufacturing Cost.

8.3.1       In General.  Cepheid shall sell each Product to BioMeriéux at a price (on a per unit basis) equal to Cepheid’s Manufacturing Cost for such Product, plus a percentage of such cost as set forth in Section 8.4 below (the “Manufacturing Fee”).  BioMeriéux shall have the right, prior to providing a forecast for a particular Product, to receive from Cepheid a good faith estimate of the estimated Manufacturing Costs (the “Estimated Manufacturing Cost”) for such Product, which estimate will be based upon BioMeriéux’s projected unit volumes for Products for a three month period as provided to Cepheid at the time of requesting this estimate. Cepheid shall provide such Estimated Manufacturing Cost in writing within thirty (30) days of BioMeriéux’s request therefor.

8.3.2       Initial Manufacturing Cost.  No less than three (3) months prior to the date for first delivery of a particular Product, BioMeriéux shall deliver to Cepheid a twelve month forecast for such Product, the first three (3) months of which shall be a binding order (per Section 8.5.1).  The initial Manufacturing Cost of a given Product shall be calculated by Cepheid, based on such binding order and also taking into account Cepheid’s own requirements of the same or similar products (if any) during such three month period, and in accordance with the definition of Manufacturing Cost (the “Initial Manufacturing Cost”).  Unless otherwise agreed, the Initial Manufacturing Cost will apply until the end of the first full calendar quarter in which the first Product is delivered.

8.3.3       Quarterly Recalculation of Manufacturing Cost.  At least fifteen (15) days prior to the end of the calendar quarter to which the Initial Manufacturing Cost applies, Cepheid will recalculate and notify BioMeriéux of the Manufacturing Cost for the succeeding calendar quarter. Such recalculation will be performed for each succeeding calendar quarter through the end of the calendar year in which the sixth quarterly recalculation occurs (e.g, if the Initial Manufacturing Cost is applicable in the first or second quarter of a particular calendar year, the recalculation will occur on a quarterly basis until the end of the following calendar year, but if the Initial Manufacturing Cost is applicable in the third or fourth quarter of a particular calendar year, the quarterly recalculation will continue until the end of the second succeeding calendar year)  (the “Quarterly Recalculation Period”).  The Manufacturing Cost for each such calendar quarter shall be determined as set forth in Section 8.3.2, using the then current three month forecasts.  Following the end of the Quarterly Recalculation Period, the

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Manufacturing Cost shall be recalculated on an annual basis as sent forth in Section 8.3.5 below.

8.3.4       Adjustments during Quarterly Recalculation Period. Within ten (10) days after the end of the calendar quarter in which the Initial Manufacturing Cost applies to a Product, and 10 days after the end of each succeeding calendar quarter until the end of the calendar year specified in Section 8.3.3, Cepheid will retroactively calculate and advise BioMeriéux of the actual Manufacturing Cost of the Product, on a per unit basis as well as the cumulative total, for the preceding quarter (or such period to which the Initial Manufacturing Cost applied).  Cepheid’s notification to BioMeriéux of such actual Manufacturing Cost shall be accompanied with detailed information of such actual costs and an explanation of Cepheid’s calculations.  BioMeriéux will promptly review and verify to its satisfaction that the computations are consistent with the method agreed to and represents the costs for the quarter ended.  The Parties will discuss any inconsistencies or discrepancies noted by BioMeriéux and engage in good faith efforts to resolve such issues.  In the event the Parties are unable to agree on a resolution, BioMeriéux may refer the issue for audit by an independent accounting firm, reasonably acceptable to both Parties, whose decision shall be binding concerning discrepancies from the agreed upon methodology or errors in the computation and any necessary adjustments resulting therefrom.  Any such audit shall be conducted in accordance with and subject to the terms of Section 17.1 of this Agreement. In the event of a cost reduction, the resulting decrease in the Manufacturing Cost plus Manufacturing Fee will be reduced by [***]% of the reduction for that quarter.  In the event of a Manufacturing Cost increase, the increase in the Manufacturing Cost plus applicable Manufacturing Fee will be increased by [***]% of the increase for that quarter.  For example, if the Manufacturing Cost decreases from $[***]/unit to $[***]/unit, Cepheid’s Manufacturing Fee would be $[***]/unit at a $[***]/unit cost and $[***]/unit for a $[***]/unit cost and vice versa for a cost increase.  For avoidance of doubt, neither such a Manufacturing Cost savings nor Manufacturing Cost increase will be carried forward from one quarter to the next to affect the Manufacturing Fees in a subsequent quarter.

8.3.5       Annual Recalculation of Manufacturing Cost.   Beginning at least forty-five (45) days prior to the end of the Quarterly Recalculation Period, and 45 days prior to the end of each calendar year thereafter during which Cepheid manufactures the particular Product for BioMeriéux, Cepheid will recalculate and notify BioMeriéux of the Manufacturing Cost of such Product (on a per unit basis) for the following calendar year.   The Manufacturing Cost for each such calendar year shall be determined as set forth in Section 8.3.2, using the forecast for the succeeding three month period.  Unless otherwise expressly agreed in writing, this Manufacturing Cost shall apply to all such Products ordered for delivery throughout the following calendar year.

8.3.6       Use of BioMeriéux Materials.  With respect to any materials or components supplied by BioMeriéux (the BioMeriéux Materials) to Cepheid for use in the manufacture of a Product, such fact shall reduce the Manufacturing Cost by the amount of savings incurred by Cepheid with respect to the supply of such material or component by BioMeriéux, but such savings shall not reduce Cepheid’s Manufacturing Fee, which shall be calculated as if such material or component had been manufactured or purchased by Cepheid at its normal price

8.3.7   Application of Price Indices.  Notwithstanding the foregoing provisions of this Section 8.3, once the Parties are in the annual recalculation period of any Product other than the HTS, if any indicated increase in the overhead portion of the Manufacturing Cost, except for

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increases due to regulatory and safety requirements, on a per unit basis, from one year to the next year exceeds the greater of :

(a)                    the annual percentage increase in the Consumer Price Index for the prior calendar year, as determined by the US Department of Labor, Bureau of Labor Statistics (the “BLS”), covering “All Items for Urban Consumers” for the applicable metropolitan area (currently San Francisco, Oakland, San Jose area)-non-seasonally adjusted; or

(b)                   the annual percentage increase in the Producer Price Index over the same period, as determined by the BLS, in the Diagnostic Apparatus Industry (Code No. 3841#124);

then only one-half of such excess in the overhead costs shall be included in the Manufacturing Cost.  For avoidance of doubt, increases in costs for direct labor and materials will be passed through at actual cost without adjustment.

With regard to the HTS, once the system has been developed, the Parties shall negotiate in good faith a similar type mechanism related to the overhead element of the [***] Manufacturing Cost structure.

In the event that the above limitation on increases in the overhead portion of the Manufacturing Cost results in Cepheid having an actual transfer price of Manufacturing Cost plus [***]% of Manufacturing Cost, or less, in a given year for a Product covered by the limitation, the parties will negotiate in good faith a restructuring of the transfer price to provide Cepheid with a reasonable margin for that Product.

8.4          Transfer Prices.

8.4.1       Instruments.  Subject to Section 8.4.2, Cepheid shall manufacture and sell each Instrument to BioMeriéux for a price equal to Cepheid’s Manufacturing Cost for such Instrument plus a Manufacturing Fee of [***] percent ([***]%) of such cost.

8.4.2       [***].  Cepheid shall manufacture and sell the [***] to BioMeriéux for a price equal to Cepheid’s Manufacturing Cost for the [***], plus the following Manufacturing Fee:

(i) [***] percent ([***]%) of the Manufacturing Cost, if the capacity of the [***] is below [***] Tests per hour;

(ii) [***] ([***]) percent of such cost, if the capacity of the [***] is at least [***] Tests per hour, but not more than [***] Tests per hour;

(iii) [***] percent ([***]%) of such cost, if the capacity of the [***] is over [***] Tests per hour.

Notwithstanding the foregoing, if BioMeriéux’s total payments (not including BioMeriéux’s internal overhead or personnel costs) for goods and services paid to Third Parties and to Cepheid for items included in the budget for the [***] Joint Development Program, or otherwise as agreed to by the Steering Committee in connection with the

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

[***] Joint Development Program, exceeds five million dollars ($5 million), the Manufacturing Fee for the [***] shall be twenty percent (20%) of the Manufacturing Cost, regardless of the hourly capacity.  The capacities stated above (Tests per hour) refer to use of a 30 minute protocol for each Test.

8.4.3       Cartridges.  Cepheid shall manufacture and sell each Cartridge to BioMeriéux for a price equal to Cepheid’s Manufacturing Cost for such Cartridge plus a Manufacturing Fee of [***] percent ([***]%) of such cost (the “Cartridge Transfer Fee”).  For the avoidance of doubt, BioMeriéux shall also pay Cepheid the [***] required under Section 6.2.1 with respect to such Cartridges

8.4.4       Ancillary Disposables and Supplies.  Cepheid shall manufacture (or obtain from Third Parties) and sell to BioMeriéux, Ancillary Disposables intended for use with Cartridges in connection with the performance of a Test, for a price equal to Cepheid’s Manufacturing Cost for such Ancillary Disposables plus a Manufacturing Fee of forty percent (40%) of such cost.

8.4.5       Spare Parts.  Cepheid shall manufacture (or obtain from Third Parties) and sell to BioMeriéux, Spare Parts for Instruments, for a price equal to Cepheid’s Manufacturing Cost for such Spare Parts plus a Manufacturing Fee as set forth below:;

(a) forty percent (40%) of the Manufacturing Cost, for Spare Parts for the Smart Cycler and GeneXpert, and any Spare Parts that are common to the SmartCycler or GeneXpert and the HTS;

(b) forty percent (40%) of the Manufacturing Cost, for Spare Parts used only in the HTS, if the Manufacturing Fee for the [***] under Section 8.4.2 is 30% or more;

(c)  thirty percent (30%) of the Manufacturing Cost, for Spare Parts used only in the HTS, if the Manufacturing Fee under Section 8.4.2 is 20%.

8.4.6       Cartridge Fee Cap.  Notwithstanding anything to the contrary contained in Sections 8.3 and this Section 8.4.6, in no event shall the sum of the royalty payable by BioMeriéux with respect to a Cartridge under Section 6.2.1, and the twenty percent (20%) margin for such Product reflected in the Cartridge Transfer Fee, exceed the amount that equals [***] percent ([***]%) of BioMeriéux’s Net Sales price for such Product (the “Cartridge Fee Cap”), provided that BioMeriéux’s Net Sales price for such Product is equal to or greater than [***] dollars ($[***]) per unit.  For clarity, the Manufacturing Cost for such Product shall not be considered in determining the Cartridge Fee Cap.  If BioMeriéux’s Net Sales price for such Product is less than [***] dollars ($[***]) per unit, the Parties shall negotiate in good faith a commercially reasonable increase in the Cartridge Fee Cap.

8.5          Quantity; Forecasts; Orders.

8.5.1       Products.  No less than three (3) months prior to BioMeriéux’s desired first shipment date for a particular Product, BioMeriéux shall deliver to Cepheid a forecast for such Product for the subsequent twelve (12) month period, the first three (3) months of which shall be deemed to be a binding firm order (a “Firm Order”). Thereafter, prior to the beginning of the first month of each three month Firm Order period, BioMeriéux shall deliver to Cepheid a rolling twelve (12) month forecast, and the orders set forth therein for the first three (3)

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months shall be a Firm Order.  Each such Firm Order shall be accompanied by instructions for delivery of such order and shall specify a delivery date for such order, which date shall be in the next succeeding quarter. Cepheid shall confirm to BioMeriéux in writing, within five (5) days after receipt thereof, the receipt by Cepheid of such Firm Order, and shall be obligated to deliver the specified quantity of Product in accordance with the delivery schedule set forth in such Firm Order.  No subsequent forecast shall reduce the Firm Order portion of an earlier forecast without the consent of Cepheid. BioMeriéux will be entitled to increase the binding portion of a previous forecast and Cepheid agrees to honor any such requested increase as follows: up to 10% for the second month of the previous forecast (which will be the first month of the new Firm Order period); up to 20% for the third month of the previous forecast (i.e., the second month of the new Firm Order period);  provided, however, the binding order portion of the succeeding forecast shall not exceed the quantity of the prior Firm Order period by more than 50%  unless Cepheid agrees to be bound to deliver such increased quantity. At Cepheid’s discretion, it may agree to use commercially reasonable efforts to supply any further requested additional increase in the binding orders, but unless Cepheid agrees otherwise, it shall not be liable for its inability to do so.  In the event that the terms of any Firm Order are not consistent with this Agreement, the terms of this Agreement shall control.

8.5.2       Delivery and Risk of Loss.  Cepheid shall deliver the quantities of Product(s) set forth in each Firm Order, to a location designated in writing by BioMeriéux, FOB Cepheid’s facility.  Title to and risk of loss of such Product(s) shall pass to BioMeriéux at the time of delivery to BioMeriéux’s carrier.

8.5.3       Invoice and Payment.  Cepheid shall promptly invoice BioMeriéux for all quantities of Product delivered in accordance herewith.  Invoices shall be accompanied by a certificate of conformance certifying that such Product meets the specifications for such Product. Subject to Section 8.9.2, payment with respect to a shipment shall be due forty five (45) days after receipt by BioMeriéux of all of such shipment of Products, as the case may be, and the invoice and quality control records with respect thereto; provided, however, that if BioMeriéux rejects such shipment pursuant to Section8.9.2, then payment shall be due within forty five (45) days after resolution of any dispute between the Parties resulting in a determination that the invoiced Product is conforming or, subject to Section 8.9.2, receipt by BioMeriéux of replacement Product. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control.

8.6          Product Improvements.  All improvements to Cepheid Technology that are made generally available to Cepheid’s customers will be provided to BioMeriéux at no additional cost to the prices set forth in this Section 8 (other than the additional cost to manufacture and supply such technology to BioMeriéux which may be reflected in an increase in Cepheid’s Manufacturing Costs).

8.7          Minimum Cartridge Inventory.  Commencing six (6) months after the date on which BioMeriéux provides to Cepheid a forecast with respect to Cartridges pursuant to Section 8.5.1, at all times during the term of this Agreement (and prior to the termination, if any, of the Parties’ respective supply and purchase obligations with respect to such Product hereunder), each Party shall maintain an inventory of at least two (2) months’ supply of

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Cartridges; provided that each Party’s obligation to maintain such supply shall be conditioned on the other Party’s delivery or purchase, as applicable, during the preceding six (6) month period of the full quantity of such Product specified in Firm Orders covering such period.  A two (2) month supply of Cartridges shall be equal to two thirds of the most recent Firm Order.

8.8          Warranty/Recall

8.8.1        Limited Warranty.  Cepheid warrants that, at the time of delivery of each Product, as the case may be, to BioMeriéux:  (i) such Product will not be adulterated or misbranded within the meaning of the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. as amended (the “FFDCA”); (ii) such Product will have been manufactured, held and shipped in accordance with any regulatory approvals (if any) for such Product, applicable good manufacturing practices, FDA quality systems regulations, and all other applicable U.S. law as well as the EU Directive for in vitro diagnostic products with respect to Products to be sold in the EU); (iii) such Product will have been manufactured, and be in conformity with the specifications for such Product as agreed upon by the Parties and as set forth in the Product’s labeling (“Specifications”), and will conform with the quality control records for such Product provided pursuant to Section 8.5.3; (iv) that Instruments will remain in conformity with such Specifications for a period of one (1) year after the date of delivery to the end-customer, or 15 months from delivery to BioMeriéux whichever is earlier,  (v) Cartridges,  will remain in conformity with such Specifications for the period mutually agreed in writing by the Parties, but not less than the time period specified in regulatory filings , (if any); (vi) title to such Product will pass to BioMeriéux as provided herein free and clear of any security interest, lien or other encumbrance; and (vii) such Product will have been manufactured in facilities for which Cepheid holds ISO 13485 certification and a valid establishment registration from FDA or other regulatory authorities at the time of such manufacture, to the extent such registration is required by applicable U.S. or EU law. The warranties set forth in clauses, (iv) and (v) above will be void if the Product’s non-conformity is due to BioMeriéux’s failure to store, ship, use or maintain in accordance with its specifications and user manuals.

8.8.2  Warranty Repairs/ Replacement.  With respect to Instruments (e.g., SmartCycler, GeneXpert, and HTS) and Cartridges which become defective during the applicable warranty period, the following shall apply:

Repairs On-Site.  If in BioMeriéux’s opinion, such defective Product can be repaired or replaced at the customer’s site,  BioMeriéux will perform such repair or replacement.  In such event, BioMeriéux shall be responsible for the cost of labor, but Cepheid shall be responsible for the cost of the replacement Product (or parts and materials) installed by BioMeriéux, including the cost of all shipping costs.  In the event BioMeriéux uses a replacement Product or Spare Part from its own inventory, Cepheid shall reimburse BioMeriéux for the purchase price thereof, or at Bobcst’s option, grant a credit to BioMeriéux for the purchase price thereof.

Factory Repairs.  In the event it is necessary to return defective Product to Cepheid’s facility for repair during the applicable warranty period, the following shall apply:

(a) with respect to Cepheid’s SmartCycler or GeneXpert Products, Cepheid will repair and/or replace such defective Products at Cepheid’s facilities and Cepheid will pay all packing, shipping, freight, and insurance costs (“Shipping Costs”) to return such repaired parts or Products, or such replacement parts or Products, to BioMeriéux..

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

(b) with respect to the [***] Product, Cepheid will pay for all parts and materials required to repair and/or replace such [***] Product and BioMeriéux will reimburse Cepheid for its actual labor costs associated therewith.  BioMeriéux will also be responsible for all Shipping Costs to send defective [***] products or parts to Cepheid for repair or replacement.  Cepheid will pay the Shipping Charges to return such repaired parts or Product, or such replacement parts or Product, back from Cepheid to BioMeriéux.

(c) with respect to Cartridges, Cepheid will replace such Products and Cepheid will pay all Shipping Costs to return such Products to BioMeriéux.  BioMeriéux will be responsible for all Shipping Costs to send defective Cartridge products to Cepheid.

For all shipments in connection with Cepheid’s foregoing obligations, (a) Products that are located outside of Europe, including the U.S., will be shipped to Cepheid’s Sunnyvale facility for repair or replacement, and products that are located in Europe will be shipped to Cepheid’s Tolouse, France facility, and (b) title and all risk of loss of or damage to the Products will pass from BioMeriéux to Cepheid upon Cepheid’s receipt of such Products at the appropriate facility set forth in the foregoing, subclause (a), and (c) title and all risk of loss of or damage to the Products will pass from Cepheid to BioMeriéux upon delivery by Cepheid to the carrier, freight forwarder or BioMeriéux, whichever occurs first.

8.8.3  Recalls.  In the event of a recall of Products, whether initiated by regulatory authorities or voluntarily, such recall will be handled by BioMeriéux in accordance with its internal recall procedure, which procedure must be consistent with the regulatory requirements of the applicable authority.  Each Party agrees to notify the other promptly when such Party learns of any information that may require a recall, and the Parties shall cooperate fully in the conduct of such recall.  BioMeriéux shall be entitled to initiate a voluntary recall, if in its reasonable opinion such recall is necessary and it presents reasonable documentation of the reason for such recall.  BioMeriéux shall be responsible for the costs of such recall to the extent such recall arises from BioMeriéux’s willful and wrongful, or negligent, acts or omissions.  To the extent the recall arises out of the breach of the foregoing warranties by Cepheid, or from Cepheid’s willful and wrongful, or negligent, acts or omissions, Cepheid shall reimburse BioMeriéux for its out of pocket expenses in conducting such recall.  In the event of any dispute between the Parties regarding a recall, including any dispute that relates to reimbursement of out of pocket expenses, such dispute will be settle by mediation.

8.8.4       Limitation of Liability.  BioMeriéux’s sole and exclusive remedy against Cepheid for breach of the foregoing warranties is set forth in this Section 8.8 and Section 8.9.2; provided, however, this limitation shall not affect the right of BioMeriéux to seek indemnity from Cepheid under Section 15.1.

8.9          Failure or Inability to Supply.

8.9.1       Notification of Inability to Supply.  In the event that Cepheid, at any time during the term of this Agreement, shall have any reason to believe that it will be unable to supply BioMeriéux in a timely manner and in conformity with the specifications required for the certificate of conformance, with the full quantity of any Product forecasted to be ordered or actually ordered by BioMeriéux, Cepheid shall promptly notify BioMeriéux thereof.  Promptly thereafter, the Parties shall meet to discuss how BioMeriéux shall obtain such full

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quantity of such conforming Product, as the case may be.  Compliance by Cepheid with this Section 8.9.1 shall not relieve Cepheid of any other obligation or liability under this Agreement, including any obligation or liability under Section 8.9.2 or 8.9.3.

8.9.2       Failure to Supply Conforming Product.  In the event that BioMeriéux determines that any Product supplied by Cepheid does not conform to the warranty set forth in Section 8.8, BioMeriéux shall give Cepheid notice thereof, and shall supply reasonable evidence of such non-conformity.  If within fifteen (15) days thereafter Cepheid notifies BioMeriéux that it has not confirmed such claimed non-conformity, either Party may submit the dispute for resolution pursuant to Section17.6.1.  If however Cepheid agrees with the alleged non-conformity, Cepheid shall proceed to repair or replace the applicable Product pursuant to Section 8.8.2; or if as a result of such dispute resolution process it is confirmed that a Product does not conform to the warranty set forth in Section 10.8, Cepheid shall promptly at BioMeriéux’s request and election either (i) repair or replace the applicable Product pursuant to Section 8.8.2, or (ii) reimburse BioMeriéux for any expenses of labor and parts in making repairs that BioMeriéux has incurred which would have been the responsibility of Cepheid.

8.9.3       Other Supply Failures; Rights and Remedies.

8.9.3.1    If at any time, due to any circumstance other than a Cepheid Bankruptcy Event or Change of Control, including an event of force majeure, Cepheid is unable to supply the full quantity of any Product specified in a Firm Order by the delivery date specified therein and in conformity with the warranty set forth in Section8.8, Cepheid shall use its best efforts to supply to BioMeriéux such Product and, at a minimum shall supply to BioMeriéux a pro-rata share of Cepheid’s production output with respect to such Product during the period covered by such Firm Order.

8.9.3.2    Without limitation to anything in Section 8.9.3.1, in order to supply shortfall quantities of any Product that BioMeriéux reasonably believes Cepheid will be unable to supply either by the scheduled delivery date therefor or in conformity with the warranty set forth in Section 8.8, BioMeriéux may, in its sole discretion, request that Cepheid obtain such shortfall of Product from one or more Third Parties Suppliers (if any) with which Cepheid has entered into a subcontracting arrangement for such Product pursuant to Section 8.2 , and Cepheid shall promptly use all commercially reasonable efforts to obtain such supply from such Third Party Supplier.

8.10        Amendment of Product Specifications and Manufacturing Process.

8.10.1     Rights and Limitations.  The parties agree to modify or supplement the specifications or the manufacturing process for any Product to the extent required to comply with applicable law or regulations. No other changes will be made to the specifications or the manufacturing process for any Product without the mutual agreement of the Parties which agreement will not be unreasonably withheld.

8.10.2     Amendment to Regulatory Documentation; Costs and Expenses.  In the event that the Parties agree to change the specifications or manufacturing process for any Product in accordance with Section 8.11.1, Cepheid shall make any required amendments to any required regulatory documentation for such Product, and shall provide to BioMeriéux copies of any such regulatory documentation or other information with respect thereto as BioMeriéux may reasonably request.  BioMeriéux shall credit Cepheid for reasonable

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costs that are actually incurred by Cepheid in connection with any such change requested by BioMeriéux in future orders. Costs associated with changes required by law or regulation shall be allocated in accordance with Section 5.3.

8.11        Testing and Quality Assurance.

8.11.1     Testing Requirements.  With respect to any Product manufactured or supplied by or on behalf of Cepheid, Cepheid shall be responsible for the performance of, and compliance with, testing required by the specifications, the manufacturing processes and the agreed to regulatory approvals for such Product and all applicable U.S. law.  Cepheid will implement and maintain such reasonable additional processing control procedures, in addition to those described above, as BioMeriéux may request and as Cepheid may agree, such agreement not to be unreasonably withheld, provided that such requests do not interfere with Cepheid’s standard procedures and BioMeriéux agrees to reimburse Cepheid for all costs associated therewith.

8.11.2     Maintenance of Facilities.  Cepheid shall ensure, at its own expense, that any and all necessary U.S and E.U (if applicable) regulatory approvals have been obtained in connection with any facilities used in connection with the manufacture of the Product by Cepheid.  Cepheid shall provide all equipment required for purposes of manufacturing the Product.

8.11.3     Quality Assurance Procedures.  Without limitation of the foregoing, Cepheid agrees to implement, in connection with the manufacture of the Product, quality assurance and quality control procedures, including validation protocols, process change procedures and methods of statistical analysis, that are at least as stringent as any contained in the specifications for such Product.

8.12        Audit by BioMeriéux.  Cepheid agrees that BioMeriéux and its agents (who have signed appropriate non-disclosure agreements) shall have the right, upon reasonable prior notice to Cepheid and at a time to be reasonably agreed to by the Parties (but in any event within 45 days of BioMeriéux’s request), in accordance with BioMeriéux’s standard operating procedures for such audits of vendor qualification and regulatory compliance, to audit any facility and audit the manufacturing process for the Products manufactured pursuant to this Agreement. Such audits shall not unreasonably interfere with Cepheid’s normal business operations and shall take place no more frequently than one time per year unless any audit reveals significant regulatory or other non-conformities requiring corrective actions. Following such audit, BioMeriéux shall discuss its observations and conclusions with Cepheid, and corrective actions, if any, shall be agreed upon by BioMeriéux and Cepheid as soon as is reasonably possible thereafter, with a goal of corrective action within thirty (30) days.  Cepheid shall implement and cause any of its approved Third Party Suppliers to implement such corrective action as soon as reasonably possible thereafter, with a goal of corrective action being implemented by Third Party Suppliers within sixty (60) days after the Parties reach such agreement.

8.13        Notification of Audits; Communications.  Cepheid shall notify BioMeriéux in writing, within three (3) business days after receipt of notice thereof, of any proposed or unannounced visit or inspection of any facility at which a Product is manufactured, or of any manufacturing process used in connection with the manufacture of a Product, by any regulatory authority. Cepheid shall permit one BioMeriéux representative to be present for the portion of the conclusory discussion of any such visit or inspection in which Cepheid reasonably

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expects to receive a material adverse outcome with respect to a NASBA Product.  In the event BioMeriéux is unable to attend such discussion, Cepheid, shall at the end of each day while such discussion continues, provide BioMeriéux a summary of such discussions.  Cepheid shall provide to BioMeriéux a copy of any report and other written communications received from such regulatory authority in connection with such visit or inspection, and any written communications received from such regulatory authority relating to a Product or any facility or manufacturing process used in connection with the manufacture of a Product, within three (3) business days after receipt thereof, and shall consult with BioMeriéux concerning the response of Cepheid and any Third Party Suppliers to each such communication provided a material impact on any Product is reasonably expected.  Cepheid shall provide BioMeriéux with a copy of all draft responses for comment as soon as possible and all final responses for review and comment, which relate to a Product, within five (5) business days prior to submission thereof.  Cepheid shall (and shall cause such Third Party(ies) to) give reasonable consideration to any suggestions made by BioMeriéux with respect to responses to communications from, and other submissions to, such regulatory authorities.

8.14        Records.

8.14.1     Manufacturing Records.  Cepheid shall maintain, or cause to be maintained, (i) all records necessary to comply with all applicable U.S. and E.U.( if applicable) law relating to the manufacture of the Products, (ii) all manufacturing records, standard operating procedures, equipment log books, lot records, laboratory notebooks and all raw data relating to the manufacturing of the Products, and (iii) such other records as BioMeriéux may reasonably agree.  All such material shall be retained for such period as may be required by applicable law or for such longer period as the Parties may agree.

8.14.2     Financial Records.  Cepheid shall also maintain, or cause to be maintained, complete and accurate books, records and accounts that, in reasonable detail, fairly reflect the calculation of the Manufacturing Cost of each Product supplied hereunder, including all costs and expenses related thereto, in sufficient detail to permit (i) Cepheid to calculate the Manufacturing Cost with respect to such Product supplied to BioMeriéux for each calendar quarter and calendar year and (ii) BioMeriéux to confirm the accuracy of the calculation of any Manufacturing Fee invoiced hereunder.  Such books, records and accounts shall be retained, and shall be subject to audit by BioMeriéux, as provided in Section 17.1.

8.15        Termination of Supply and Purchase Obligations.

8.15.1     BioMeriéux may, at its sole option, with or without cause, from time to time terminate the supply and purchase obligations provided for by this Section 8 with respect to one or more Products upon ninety (90) days’ prior written notice to Cepheid; provided, however, that Cepheid and BioMeriéux shall fulfill their respective supply and purchase obligations with respect to any Firm Order received but not yet filled by Cepheid as of the date of termination, including the completion of any work in progress with respect to any pending orders. In the event of any such termination, BioMeriéux shall be responsible to Cepheid for the actual cost of raw materials in Cepheid’s possession as of the effective date of the termination pursuant to this section, which have been acquired to timely deliver the units of the Products covered by BioMeriéux’s forecasts which require more than 90 days to complete, not to exceed two (2) months worth of such materials, which cannot otherwise be used by Cepheid in the ordinary course of business (excluding, however, any material that is outdated or obsolete).  Cepheid will ship such materials as may be requested to BioMeriéux in accordance with BioMeriéux’s

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shipping instructions and at BioMeriéux’s expense.

8.15.2     Without limitation of Section 8.15.1, in the event that BioMeriéux exercises its rights to manufacture Instruments or Cartridges in accordance with the terms of Section 9, BioMeriéux may, at its sole option, terminate the supply and purchase obligations provided for by this Section 8 with respect to Instruments or Cartridges as applicable, upon written notice to Cepheid; provided, however, that Cepheid and BioMeriéux shall fulfill their respective supply and purchase obligations with respect to any Firm Order received but not yet filled by Cepheid as of the date of termination, including the completion of any work in progress with respect to any pending orders. In the event of any such termination, BioMeriéux shall not be responsible to Cepheid for the cost of raw materials in Cepheid’s possession as of the effective date of the termination pursuant to this section, except for any materials with lead times extending beyond four months which Cepheid has purchased in accordance with written agreement with BioMeriéux but which cannot be completely consumed in production of Products covered by Firm Orders and are not obsolete or otherwise unsuitable for use in Products and which cannot otherwise be used by Cepheid in the ordinary course of its business. In no event shall BioMeriéux be responsible for more than two months’ supply of any such material.  At BioMeriéuxs’s request and expense, Cepheid will ship such materials as may be requested to BioMeriéux in accordance with BioMeriéux’s shipping instructions and at BioMeriéux’s expense.

8.15.3     Upon expiration or earlier termination of the supply and purchase obligations provided for by this Section 8 with respect to a Product:

8.15.3.1         Cepheid shall, and shall cause any Third Party Suppliers to, promptly deliver to BioMeriéux copies of all records and materials in their possession or control (i) containing, comprising or describing any Confidential Information of BioMeriéux with respect to such Product, or (ii) describing the specifications or the manufacturing processes for such Product which has been developed by BioMeriéux or developed by Cepheid or jointly by Cepheid and BioMeriéux under the Joint Development Program ; and

8.15.3.2         the license granted to Cepheid by BioMeriéux under Section 3.5 shall terminate with respect to such Product, as the case may be.

9.             BIOMERIÉUX’S PRODUCTION LINE OPTIONS.

9.1          Cartridges.

9.1.1       Production Line Option.  Subject to the Cartridge Option Payment set forth in Section 9.1.2 and subject to Section 9.1.6, BioMeriéux shall have the option to elect to [***], including, to [***]  (the “Cartridge Production Line Option”), upon the earlier to occur of the following: (i) BioMeriéux achieving sales of [***] million cartridges in any twelve (12) consecutive month period; or (ii) [***].

9.1.2       Option Payments.  In order to exercise its Cartridge Production Line Option, BioMeriéux will send Cepheid written notice of its intent, together with its payment

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of [***] dollars ($[***]) for such option (the “Cartridge Option Payment”).  In addition, BioMeriéux will be required to continue paying Cepheid the Cartridge Earned Royalties on Net Sales of Cartridges produced by BioMeriéux as set forth in Section 6.2.1.

9.1.3       Manufacturing Transfer. Upon BioMeriéux’s exercise of the option set forth in Section 9.1.1 or 9.1.6 (other than in the event of a Chapter 7 Bankruptcy), (i) Cepheid shall within a reasonable time, but in no event more than 60 days, transfer all documentation and manufacturing Know-how as necessary or useful to enable BioMeriéux (or its designee) to manufacture Products including any and all necessary or useful documents, including without limitation: raw materials lists, vendor lists, plans, schematics, drawings, and (ii) Cepheid shall reasonably cooperate with BioMeriéux and provide to BioMeriéux (or its designee) access to Cepheid personnel and such technical assistance as BioMeriéux may reasonably require to establish manufacturing capabilities and facilities with respect to Products. Any Manufacturing Transfer Costs associated with Cepheid performing the activities described in this Section 9.1.3 in connection with BioMeriéux’s exercise of the Instrument Option set forth in Section 9.2 shall be paid by BioMeriéux.

9.1.4       Costs for Cartridge Production Line.  BioMeriéux will be responsible for all costs associated with performing the activities described in Section 9.1.3 related to the Cartridge production line except that Cepheid will cover up to $[***] of its Manufacturing Transfer Costs associated with such activities.  All Manufacturing Transfer Costs in excess of [***] dollars ($[***]) will be billed to and paid by BioMeriéux, subject to reasonable documentation of such costs. Prior to incurring any such additional costs and expenses Cepheid will provide written documentation regarding the Manufacturing Transfer Costs incurred to date together with a notice to BioMeriéux, and a detailed estimate thereof, and BioMeriéux will inform Cepheid in writing if it desires to have Cepheid incur such additional costs and expenses.  Cepheid’s responsibilities under this Section 9.1.4 shall relate to one manufacturing line only, and Cepheid will have no responsibilities under this Agreement to BioMeriéux in regard to any additional manufacturing lines that BioMeriéux may wish to establish.

9.1.5       Cartridge Production Line Restrictions.  If BioMeriéux exercises its Cartridge Production Line Option, BioMeriéux’s right to manufacture Cartridges will be limited to manufacturing Cartridges for sale under its own label within the NASBA Field of Use and not for any Third Party for sale under a Third Party label or outside the NASBA Field of Use.  In addition, BioMeriéux will not authorize any Third Party to manufacture Cartridges for any person or entity besides BioMeriéux and BioMeriéux will not allow a Third Party to manufacture Cartridges for BioMeriéux without Cepheid’s (or any Cepheid successor’s) prior written consent.

9.1.6       Change of Control or Bankruptcy.  In the event of Cepheid’s Change of Control or a Bankruptcy Event with respect to Cepheid, BioMeriéux, provided it is not in material default under this Agreement, shall have the right to exercise its Cartridge Production Line Option prior to [***] regardless of the level of production demand. If, under the above circumstances described in this Section 9.1.6, BioMeriéux elects to exercise the Cartridge Production Line Option prior to [***], (a) BioMeriéux will render a payment of $[***] within seven days after the date of BioMeriéux’s production of the first Cartridge for commercial sale instead of the required $[***] dollar payment to Cepheid under Section 9.1.2, and (b) BioMeriéux will be required to pay Cepheid the Cartridge Earned Royalties on sales of Cartridges manufactured by BioMeriéux, as set forth in Section 6.2.1.  If BioMeriéux elects to exercise its Cartridge Production Line Option in accordance with this Section 9.1.6, (x) the restrictions in

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Section 9.1.5 will remain in effect, and (y) Cepheid will not be responsible for any Manufacturing Transfer Costs.

9.2          Instruments.  In the event of Cepheid’s Change of Control or a Bankruptcy Event, Cepheid will use all reasonable commercial efforts to continue to supply BioMeriéux with Instruments on substantially similar terms and conditions, including pricing, as BioMeriéux received prior to Cepheid’s Change of Control or Bankruptcy Event.  In the event that (a) Cepheid becomes the debtor in a case under Chapter 7 of Title 11, U.S. Code  (the “Bankruptcy Code”) or (b) Cepheid both (i) becomes the debtor in a case under Chapter 11 of the Bankruptcy Code and (ii) is unable to meet BioMeriéux’s forecasted demand for Instruments for a period of one hundred twenty (120) continuous days, then in case of either (a) or (b), BioMeriéux will have the option of establishing its own manufacturing production line for Instruments (the “Instrument Production Line Option”). The Instrument Production Line Option shall be exercised by BioMeriéux’s submission of written notice thereof to Cepheid, but BioMeriéux’s right to produce and sell Instruments thereunder shall be subject to BioMeriéux’s payment of $[***] (the “Instrument Option Payment”), which payment shall be due and payable within seven days after the production of the first Instrument for commercial sale.   If BioMeriéux elects to exercise its Instrument Production Line Option, (x) the same restrictions in Section 9.1.5 applicable to Cartridges will apply to BioMeriéux’s option to manufacture Instruments, (y) Cepheid will not be responsible for any Manufacturing Transfer Costs, and (z) BioMeriéux will pay any Instrument royalties due under [***]  Patents and any other royalties required by the licenses under Section 10.4.

10.          GENERAL INTELLECTUAL PROPERTY.

10.1        Ownership of Intellectual Property.

10.1.1     Background Cepheid Intellectual Property.  Subject to the terms and conditions of this Agreement, all rights, title and interest in and to Background Cepheid Intellectual Property , whether patentable or copyrightable or not, will belong to and be retained by Cepheid.

10.1.2     Background BioMeriéux Intellectual Property.  Subject to the terms and conditions of this Agreement, all rights, title and interest in and to Background BioMeriéux Intellectual Property, whether patentable or copyrightable or not, will belong to and be retained by BioMeriéux.

10.1.3     BioMeriéux Collaboration Patent Rights.   All rights, title and interest in and to BioMeriéux Collaboration Patent Rights shall belong to and be retained by BioMeriéux.  Except as otherwise provided in this Agreement, Cepheid covenants and agrees not to make, have made, use, sell, offer to sell, import, distribute, license or otherwise exploit the BioMeriéux Collaboration Patent Rights.  Upon Cepheid’s request, BioMeriéux will enter into good faith negotiations with Cepheid to discuss a non-exclusive, royalty-bearing license for Cepheid to have rights outside the NASBA Field of Use to BioMeriéux Collaboration Patent Rights, with all rights reserved by BioMeriéux as to the terms and conditions of any such license granted to Cepheid.

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10.1.4     Cepheid Collaboration Patent Rights.   All rights, title and interest in and to Cepheid Collaboration Patent Rights shall belong to and be retained by Cepheid.  Notwithstanding the foregoing sentence, BioMeriéux shall have rights in Cepheid Collaboration Patent Rights in the NASBA Field of Use pursuant to Section 3 of this Agreement, including the right to sub-license in the NASBA Field of Use, without the requirement to account or share royalties with Cepheid.  Except as otherwise provided in this Agreement, BioMeriéux covenants and agrees not to make, have made, use, sell, offer to sell, import, distribute, license or otherwise exploit the Cepheid Collaboration Patent Rights outside the NASBA Field of Use.  Upon BioMeriéux’s request, Cepheid will enter into good faith negotiations with BioMeriéux to discuss a non-exclusive, royalty-bearing license for BioMeriéux to have rights outside of the NASBA Field of Use to Cepheid Collaboration Rights, with all rights reserved by Cepheid as to the terms and conditions of any such license granted to BioMeriéux.

10.1.5     Collaboration Joint Patent Rights.

10.1.5.1      Ownership.  All rights, title and interest in and to Collaboration Joint Patent Rights, whether patentable or copyrightable or not, will belong jointly to BioMeriéux and Cepheid and will be subject to the terms and conditions of this Agreement.

10.1.5.2      BioMeriéux’s Rights To Practice.  BioMeriéux will have the exclusive, worldwide right to independently practice and sub-license the Collaboration Joint Patent Rights in the NASBA Field of Use, without accounting to Cepheid or paying a royalty therefore pursuant to this Agreement.  Subject to the terms and conditions of this Agreement, BioMeriéux covenants and agrees not to: (a) make, have made, use, sell, offer to sell, import, distribute, license or otherwise exploit the Collaboration Joint Patent Rights outside the NASBA Field of Use without Cepheid’s prior written consent or (b) sell, encumber, or otherwise transfer or otherwise dispose of its interest in the Collaboration Joint Patent Rights without Cepheid’s prior written consent. Upon BioMeriéux’s request, Cepheid will enter into good faith negotiations with BioMeriéux to discuss a non-exclusive, royalty-bearing license for BioMeriéux to have rights outside of the NASBA Field of Use, with all rights reserved by Cepheid as to the terms and conditions of any such license granted to BioMeriéux.

10.1.5.3      Cepheid’s Rights To Practice. Cepheid will have the exclusive, worldwide right to independently practice and sub-license Collaboration Joint Patent Rights outside of the NASBA Field of Use, without accounting to BioMeriéux.   Subject to the terms and conditions of this Agreement, Cepheid covenants and agrees not to make, have made, use, sell, offer to sell, import, distribute, license or otherwise exploit the Collaboration Patent Rights in the NASBA Field of Use without BioMeriéux’s prior written consent.

10.1.6     Cepheid’s Incorporation of BioMeriéux Background Intellectual Property; BioMeriéux Collaboration Patent Rights into Cepheid Instruments or Cartridges Developed during Collaboration Joint Development Programs.   Notwithstanding the provisions of Section 10 of this Agreement, in the following restricted circumstances, Cepheid will have access to BioMeriéux Background Intellectual Property and BioMeriéux Collaboration Patent Rights as provided below.

10.1.6.1      Notice of Changes to Cartridges and Instruments Under Work Plan. Cepheid shall provide BioMeriéux with notice comprising a written description (“Written Description”) of changes to Cartridges and Instruments developed under the Work Plan(s) to permit BioMeriéux to ascertain if such changes fall under BioMeriéux

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Background Intellectual Property or BioMeriéux Collaboration Patent Rights at least 90 (ninety) days prior to the inclusion of such changes into the Cartridges and Instruments developed under the Work Plan(s).   Additionally, Cepheid will use all commercially reasonable efforts efforts to review changes to Cartridges and Instruments in light of the information about BioMeriéux Collaboration Patent Rights and BioMeriéux Background Intellectual Property that BioMeriéux provides to Cepheid during the Joint Development Program and under Section 10.1.6.2 of this Agreement.

10.1.6.2             Inclusion of BioMeriéux Collaboration Patent Rights and BioMeriéux Background Intellectual Property.

10.1.6.2.1          Based on the Written Description provided by Cepheid to BioMeriéux under Section 10.1.6.1, if BioMeriéux determines that Cepheid’s practice of the changes to Cartridges and Instruments developed during the Work Plan of the Joint Development Program will require rights under Background BioMeriéux Intellectual Property or BioMeriéux Collaboration Patent Rights, BioMeriéux will notify Cepheid in writing prior to Cepheid’s inclusion of such Intellectual Property or Patent Rights in a Product.

10.1.6.2.2          Cepheid will notify BioMeriéux if the changes to Cartridges and Instruments are believed to fall under BioMeriéux Collaboration Patent Rights or Collaboration BioMeriéux Intellectual Property prior to the inclusion of such Intellectual Property or Patent Rights in a Product.

10.1.6.2.3          If under either Section 10.1.6.2.1 or Section 10.1.6.2.2 BioMeriéux determines that the changes to the Cartridges or Instrument fall under BioMeriéux Collaboration Patent Rights or Collaboration BioMeriéux Intellectual Property, then BioMeriéux will inform Cepheid with particularity of the basis for such determination and identify the patent or other property involved. If Cepheid determines that it wishes to acquire a license from BioMeriéux, then BioMeriéux will use good faith efforts to negotiate a reasonable royalty with Cepheid for such intellectual property.   If the Parties cannot agree upon a reasonable royalty for such Background BioMeriéux Intellectual Property or BioMeriéux Collaboration Patent Rights, then Cepheid may, in its sole discretion, (a) refuse to include such intellectual property in the Products or (b) include such intellectual property in the Products knowing that Cepheid will either have to (x) pay BioMeriéux a royalty for such intellectual property or (y) not practice such intellectual property when it exploits the Products outside of the NASBA Field of Use.   Without limiting the foregoing, in no event will Cepheid be required to pay BioMeriéux royalties for BioMeriéux know-how, technical information, techniques, processes, methods, data, assays, or any other information in its possession that is or becomes generally available to the public through no fault of Cepheid.

10.1.6.2.4          Conditioned upon Cepheid providing a Written Description as required pursuant to Section 10.1.6.2.1, if BioMeriéux fails to inform Cepheid in writing in a timely manner that Cepheid’s practice of the changes to Cartridges or Instruments made under the Work Plan during the Joint Development Program(s) infringe either the BioMeriéux Collaboration Patent Rights or Background BioMeriéux Intellectual Property prior to Cepheid’s inclusion of such intellectual property in Products, then Cepheid will not be required to pay BioMeriéux any royalties or any other consideration for such intellectual property.

10.1.6.2.5          If Cepheid fails to provide BioMeriéux with Written Description of changes to Cartridges or Instruments made under the Work Plan during

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the Joint Development Program(s)  or otherwise fails to notify BioMeriéux of Cepheid’s belief that BioMeriéux Intellectual Property may be relevant prior to the inclusion of such changes, and BioMeriéux later determines that such changes infringe either Background BioMeriéux Intellectual Property or Collaboration BioMeriéux Patent Rights with Cepheid’s activities outside the NASBA Field of Use, then BioMeriéux will enter into good faith negotiations with Cepheid for a license to such intellectual property outside the NASBA Field of Use.  If the Parties fail to reach a license agreement with reasonable commercial terms, then BioMeriéux reserves all rights to enforce Intellectual Property and Patent Rights against Cepheid

10.1.6.2.6          Subject to the terms and conditions of this Agreement, Cepheid covenants and agrees not to: (a) make, have made, use, sell, offer to sell, import, distribute, license or otherwise exploit the Collaboration Joint Patent Rights in the NASBA Field of Use (except as set forth herein to supply Products to BioMeriéux) without BioMeriéux’s prior written consent or (b) sell, encumber, or otherwise transfer or otherwise dispose of its interest in the Collaboration Joint Patent Rights without BioMeriéux’s prior written consent.

10.2        Filing of Patent Applications.

10.2.1     Notice of Patent Filings.   The Parties will use commercially reasonable efforts to keep each other informed of invention disclosures invented under the Work Plan of the Joint Development Program (“Invention Disclosures”) prior to filing a patent application based on such Invention Disclosures (“Patent Applications”), time permitting.  The Parties shall prepare an updated patent schedule of Invention Disclosures and Patent Applications (“Patent Schedule”) at least once per year for the Joint Steering Committee during the term of the Joint Development Program.   Once the Joint Development concludes, each Party will provide an updated Patent Schedule to the other Party upon request.

10.2.2     Collaboration Cepheid Patent Applications .

10.2.2.1      Cepheid will have the first right, using in-house or outside legal counsel selected in Cepheid’s sole discretion, to prepare, file, prosecute, maintain and extend Patent Applications for Collaboration Cepheid Intellectual Property in countries of Cepheid’s choosing.  Cepheid will bear all costs relating to such activities. Cepheid will provide BioMeriéux a copy of such Patent Applications, and Cepheid will take into consideration BioMeriéux’s advice thereon, but whether to implement such advice shall be in Cepheid’s sole discretion.

10.2.2.2      If Cepheid elects not to prepare, file, prosecute or maintain certain of the Patent Applications in one or more countries, and rights of such Patent Applications are not dominated by Cepheid Background Intellectual Property, then Cepheid will give BioMeriéux notice thereof within a reasonable period prior to allowing the patents to lapse or become abandoned or unenforceable, and BioMeriéux will thereafter have the right, at its sole expense and discretion, to prepare, file, prosecute, and maintain the patent applications or, by means of continuations in part, divisionals or other appropriate methods,  in the name of BioMeriéux in the one or more countries.  Cepheid will, at BioMeriéux’s expense, assign the Patent Applications to BioMeriéux and provide reasonable assistance to BioMeriéux to facilitate the filing and prosecution of all the Patent Applications that Cepheid has elected not to pursue, and Cepheid will execute all documents reasonably deemed necessary or desirable by BioMeriéux therefor. Unless otherwise agreed by the Parties in writing, BioMeriéux will provide

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to Cepheid a [***] license, with right to [***], with the Field of Use Restrictions consistent with Sections 3 and 10.1.4 of this Agreement, under all the Patent Applications that Cepheid has elected not to pursue and BioMeriéux has elected to pursue under this Section 10.2.2.2.

10.2.2.3      BioMeriéux and Cepheid will each hold all information it presently knows or acquires from the other under this Section 10.2.2 as Confidential Information in accordance with Section 12.

10.2.3     Collaboration BioMeriéux Patent Applications.

10.2.3.1      BioMeriéux will have the first right, using in-house or outside legal counsel selected in BioMeriéux’s sole discretion, to prepare, file, prosecute, maintain and extend Patent Applications for Collaboration BioMeriéux Intellectual Property in countries of BioMeriéux’s choosing.  BioMeriéux will bear all costs relating to such activities.  BioMeriéux will provide Cepheid with a copy of the Patent Applications, and BioMeriéux will take into consideration Cepheid’s advice thereon, but whether to implement such advice shall be in BioMeriéux’s sole discretion.

10.2.3.2      If BioMeriéux elects not to prepare, file, prosecute or maintain certain of the Patent Applications in one or more countries, and rights of such Patent Applications are not dominated by BioMeriéux Background Intellectual Property, BioMeriéux will give Cepheid notice thereof within a reasonable period prior to allowing the patents to lapse or become abandoned or unenforceable, and Cepheid will thereafter have the right, at its sole expense and discretion, to prepare, file, prosecute, and maintain the Patent Applications or, by means of continuations in part, divisionals or other appropriate methods, in the name of Cepheid in the one or more countries.  BioMeriéux will, at Cepheid’s expense, assign said Patent Applications to Cepheid and provide reasonable assistance to Cepheid to facilitate the filing and prosecution of all the patent applications that BioMeriéux has elected not to pursue, and BioMeriéux will execute all documents reasonably deemed necessary or desirable by Cepheid therefor.  Unless otherwise agreed by the Parties in writing, Cepheid will provide to BioMeriéux a royalty-free, worldwide, perpetual, non-exclusive license, with right to sublicense, under all the Patent Applications that BioMeriéux has elected not to pursue and Cepheid has elected to pursue under this Section 10.2.3.

10.2.3.3      BioMeriéux and Cepheid will each hold all information it presently knows or acquires from the other under this Section 10.2.3 as Confidential Information in accordance with Section 12.

10.2.4     Collaboration Joint Patent Appications.

10.2.4.1      Cepheid will have the first right, using in-house or outside legal counsel selected in Cepheid’s sole discretion, to prepare, file, prosecute, maintain and extend Patent Applications for Collaboration Joint Intellectual Property in countries of the Cepheid’s choosing. Cepheid will bear all costs relating to such activities although BioMeriéux and Cepheid will be joint assignees to Patent Applications for Collaboration Joint Intellectual Property, and BioMeriéux will cooperate with Cepheid to execute all necessary documents for such Patent Applications and provide reasonable assistance to facilitate the filing and prosecution of all the Patent Applications. Cepheid will provide BioMeriéux with a copy of the Patent Application, and Cepheid will take into consideration BioMeriéux’s advice thereon, but whether to implement such advice shall be in Cepheid’s sole discretion.

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10.2.4.2      If Cepheid does not desire to file a Patent Application on the Collaboration Joint Intellectual Property in one or more countries, then BioMeriéux will thereafter have the right, at its sole expense, to prepare, file, prosecute, and maintain the Patent Applications in its own name in the one or more countries; and Cepheid will, at its own expense, assign said Patent Applications to BioMeriéux and provide reasonable assistance to the Filing Party to facilitate the filing and prosecution of all the patent applications that Cepheid has elected not to pursue, and Cepheid will execute all reasonable documents deemed necessary or desirable by the Filing Party therefore.  In such cases, BioMeriéux will provide Cepheid with a royalty-free, worldwide, perpetual non-exclusive license, with right to sublicense, with Field of Use restrictions consistent with Section 3 and 10.1.4 of this Agreement, under all the Patent Applications that the other Party has elected not to pursue and the Filing Party has elected to pursue under this Section 10.2.4.2.

10.2.4.3      BioMeriéux and Cepheid will each hold all information it presently knows or acquires from the other under this Section 10.2.4 as Confidential Information in accordance with Section 12.

10.3        Interfering Third Party Intellectual Property.  Both Parties shall use reasonable commercial efforts to conduct freedom to operate studies for new features to the Products contributed in the Joint Development Program by their employees and consultants.  Such studies will be subject to attorney-client privilege and due care will be taken by both Parties to preserve the privilege. If a Party believes that any activities within the Joint Development Program infringe any Intellectual Property Rights of a Third Party, that Party will promptly notify the other Party, and the Joint Steering Committee will seek to agree upon the appropriate response to be taken.

10.4        Third Party Licenses.

If (i) in the opinion of BioMeriéux or Cepheid, the exploitation of a Product in any country would infringe one or more Patents owned by a Third Party or (ii) a claim is made against BioMeriéux or any of its Affiliates or sublicensees alleging that the exploitation of a Product by BioMeriéux, its Affiliates or any of its sublicensees infringes or misappropriates any Patent or any other intellectual property right of a Third Party in any country (each, a “Triggering Event”), then the following shall apply:

(a) BioMeriéux and Cepheid shall cooperate to determine whether it is necessary to obtain a license from such Third Party.

(b) BioMeriéux and Cepheid shall abide by the following with respect to the party responsible for negotiating any such license from such Third Party and the party responsible for paying any payments or royalties associated with such license:

(b1) If the Parties mutually determine that it will be desirable to obtain a license from such Third Party that will cover both Products sold by Cepheid to BioMeriéux (hereinafter for the purposes of this Section 10.4, “BioMeriéux Products”) and other products sold by Cepheid to Third Parties (“Cepheid Products”), or if the license negotiation is in response to a claim described in subparagraph 10.4(ii) above that will cover both BioMeriéux Products and Cepheid Products, then Cepheid will negotiate the license.  If the resulting license covers both Cepheid Products and BioMeriéux Products, then Cepheid will pay: (1) any upfront payments associated with such license, subject to

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the amortization rules described in subsection (c) below and (2) all royalties due on such license, subject to reimbursement by BioMeriéux for any royalties paid by Cepheid that are due from the sale of BioMeriéux Products.

(b2) If the Parties mutually determine that a license from such Third Party will only be needed with respect to BioMeriéux Products, then BioMeriéux may negotiate such license with the Third Party, and BioMeriéux will be solely responsible for the payment of any upfront payments and royalties associated with such license.

(b3) If BioMeriéux concludes that a license from such Third Party is needed with respect to BioMeriéux Products or both Cepheid Products and BioMeriéux products and Cepheid does not agree that such license is needed, then BioMeriéux may negotiate a license with the Third Party with respect to BioMeriéux Products and BioMeriéux will be solely responsible for the payment of any upfront payments and royalties associated with such license.

(b4) If Cepheid concludes that a license from such Third Party is needed with respect to both Cepheid Products and BioMeriéux Products and BioMeriéux does not agree that such license is needed, Cepheid may negotiate a license with the Third Party and Cepheid will be responsible for the payment of any upfront payments and royalties associated with such license. However, if Cepheid intends to negotiate a license that would cover BioMeriéux Products, then BioMeriéux may elect to submit the issue of whether a license is needed with respect to BioMeriéux Products to a mutually acceptable independent patent attorney. If in the opinion of such attorney no license is needed for the BioMeriéux Products, then BioMeriéux shall not be responsible for upfront payments or royalties paid by Cepheid.  If such patent attorney agrees with Cepheid, and the resulting license covers both Cepheid Products and BioMeriéux products, then Cepheid will pay any upfront payments associated with such license, subject to the amortization rules described in subsection (c) below and Cepheid will pay all royalties due on such license, subject to reimbursement by BioMeriéux for any royalties paid by Cepheid that are due from the sale of BioMeriéux Products. In the event that the resulting license does not include BioMeriéux Products, and the Third Party asserts a claim for infringement against Cepheid with respect thereto, such claim against Cepheid will be subject to indemnification by BioMeriéux in accordance with Section 15.

(b5)   If Cepheid concludes that a license from such Third Party is needed with respect to BioMeriéux Products only and not Cepheid Products and BioMeriéux does not agree that such license is needed and does not seek such a license, then if the Third Party asserts a claim for infringement against Cepheid with respect thereto, such claim against Cepheid will be subject to indemnification by BioMeriéux in accordance with Section 15.

(c) In those instances in which Cepheid makes upfront payments in connection with any license, and is entitled to amortize and allocate a portion of such payments to BioMeriéux, such amortization and allocation will be made as follows:

(c1)The upfront payments will be amortized over the shorter of 10 years or the life of the Third Party patent(s) which are the subject of the license. BioMeriéux will reimburse Cepheid for its pro rata share of such upfront payments as follows:

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(c2) The amortization allocated to BioMeriéux in any particular quarter will be the ratio of the number of applicable BioMeriéux Products shipped to BioMeriéux during that quarter to the total number of applicable BioMeriéux Products and Cepheid Products shipped by Cepheid to all customers during that quarter times the total amortization for that quarter.

(c3) The amortization will be done in equal amounts for each quarter over the amortization period.  For example, if the upfront fee is $100,000 and is amortized over 10 years, it will be amortized at $2,500/quarter.  Assuming Cepheid shipments during a particular quarter of 1,000 BioMeriéux Products and 1,000 Cepheid Products, BioMeriéux’s share of such $2,500 amortized payment would be $1,250 (i.e., 1,000/2,000 x $2,500).

10.5        Patent Litigation.

10.5.1     Defense Against Third Party Claims; Sharing of Costs for Certain Third Party Infringement Claims.  In the event of the institution of any suit by a Third Party against Cepheid or BioMeriéux alleging that the manufacture, use, sale, distribution or marketing of Products pursuant to this Agreement infringes a Third Party patent, or the receipt of a cease and desist letter alleging infringement by a Third Party, the Party sued or in receipt of the letter will promptly notify the other Party in writing and shall provide copies of all documents alleging such infringement.

10.5.1.1      If the infringement claimed in the suit is an infringement claim with respect to which one Party indemnifies the other Party pursuant to Section15.2, and the Party providing the indemnification accepts its indemnification obligation in a writing to the other Party, the Party affording the indemnification shall have the right to defend the suit, as set forth in Section 15.  In addition, whether or not such Party accepts its indemnification obligation in writing, the Party that is ultimately determined to have had a duty to indemnify the other pursuant to Section 15.2shall be responsible for the costs of defending and settling such claim in accordance with Section 15.2, as the case may be.

10.5.1.2      If the claim of infringement is not a claim with respect to which one Party indemnifies the other Party pursuant to Section 15.2, the Parties shall cooperate and select mutually agreeable counsel to defend the claim on behalf of both Parties; and each Party shall be responsible for fifty percent (50%) of the costs of defense, and of any damages that may be finally awarded.  If one Party pays more than fifty percent (50%) of any such defense costs or damages at any time (such as, for example, if one Party but not the other pays an invoice from defense counsel), the other Party shall reimburse the paying Party a sufficient amount so that it shall have paid fifty percent (50%) of the amount paid within thirty (30) days after receipt of an invoice therefor.  The Parties will cooperate in the defense of the suit, and shall jointly instruct defense counsel.  However, if the Parties cannot agree with respect to any matter regarding such defense, Cepheid shall have the right to determine the matter, and BioMeriéux may obtain counsel of its choosing, at its expense, to defend its interests in the claim, and neither Party shall have any obligation to reimburse the other for costs of defense incurred after the date counsel for BioMeriéux enters its appearance. However, the Parties shall each remain responsible for one half of any infringement damages awarded on account of the manufacture or sale of Products pursuant to this Agreement, except with respect to claims with

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respect to which one Party indemnifies the other Party pursuant to Section 15.2, as set forth below.

10.5.1.3      Each Party will have the right but not the obligation to defend or participate in the defense of any such allegation of infringement or suit, in addition to the counsel representing both Parties, at its own expense.  Cepheid and BioMeriéux will assist one another and cooperate in any such litigation at the other’s reasonable request without expense to the requesting Party.  A Party defending any such action alone will have full control over its conduct, including settlement thereof; however, no settlement of an action will be made without the prior written consent of the other Party if such settlement would adversely affect the rights or obligations of the other Party, such consent not to be unreasonably withheld or delayed.

10.5.2     Prosecution of Infringement Action.  In the event that Cepheid or BioMeriéux becomes aware of actual or threatened infringement of a Patent Right, comprising any Background Cepheid Intellectual Property, Background BioMeriéux Intellectual Property, or Collaboration Cepheid, Collaboration BioMeriéux or Collaboration Joint Intellectual Property, that Party shall promptly notify the other Party in writing.  The owner of any such Patent Right shall have the first right, but not the obligation, to bring, at its own expense, an infringement action against any Third Party with respect to such Patent Rights.  If an owner of the Patent Rights does not commence a particular infringement action within ninety (90) days, the other Party, upon a showing of sufficient commercial justification (as mutually agreed by the Parties, or as hereinafter defined), after notifying the owner in writing, shall be entitled to bring the infringement action at its own expense; provided, however, that in no event shall Cepheid have any right to bring an infringement action against a Third Party based, in whole or in part, on the Background BioMeriéux Intellectual Property or Collaboration BioMeriéux Intellectual Property.  Sufficient commercial justification for the bringing of such action by BioMeriéux shall exist based on BioMeriéux’s showing of credible evidence of infringement and that the Third Party has made combined sales on an annual basis in the United States and the EU of at least US$10 million of a product that competes with the Products sold by BioMeriéux, or has resulted in BioMeriéux’s loss of such amount of sales of Products. The Party conducting the action shall have full control over the action, including settlement thereof; provided, however, that no settlement of an action shall be made without the prior written consent of the other Party if such settlementwould adversely affect the rights or obligations of the other Party, such consent not to be unreasonably withheld or delayed.  In any event, each of Cepheid and BioMeriéux shall assist one another and cooperate in any such litigation at the other’s reasonable request without expense to the requesting Party, and, if a Party is necessary in order to institute or maintain an infringement suit by the other Party as defined by law, that Party shall join such suit, represented by its own counsel.

10.5.3     Expenses.  Cepheid and BioMeriéux have the right to first recover their respective actual out-of-pocket expenses, or proportionate share thereof, in connection with any litigation or settlement thereof relating to an action prosecuted pursuant to Section 10.5.2 from any recovery made by any Party.  Any remainder shall be shared by the Parties in proportion to the relative percentage of total expenses incurred by each Party.

10.6        Information.  The Parties will keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof

10.7        Development and Use of Trademarks.  BioMeriéux shall have the sole right to determine the Trademarks (including any Licensed Trademarks) to be used in connection

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with the Products exploited by or on behalf of BioMeriéux on a worldwide basis.  Neither BioMeriéux nor Cepheid shall, nor shall they permit their respective Affiliates to use in their respective businesses, any Trademark (other than a Licensed Trademark) used by BioMeriéux or Cepheid at any time to identify or distinguish any Product, or any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any such Trademark or Licensed Trademark used to identify or distinguish the Products.All representations of a Party’s Marks that the other Party intends to use will first be submitted to such other Party for approval (which will not be unreasonably withheld or delayed) of design, color and other details.  Each Party hereby grants to the other Party a non-exclusive right and license to use the marks, trade names (including the names “Cepheid” and “BioMeriéux”) and logos (collectively, “Marks”) that the Parties by mutual agreement may employ from time to time with respect to Products licensed and sold hereunder.  Except as set forth in this Section 10.7, nothing contained in this Agreement will grant to either Party any right, title or interest to the Marks of the other Party.  Each Party hereby agrees to defend and indemnify the other Party and hold it harmless against claims by a Third Party that the use by the other Party of a Mark owned by a Party in a manner expressly authorized by such Party in writing infringes intellectual property rights of such Third Party.

10.8          Patent Marking.  BioMeriéux shall comply with any Cepheid requests that BioMeriéux mark any Products exploited by BioMeriéux under this Agreement, or their containers, in accordance with all applicable patent-marking laws with respect to any Cepheid Patent Rights and with such patent numbers provided by Cepheid and updated as appropriate. Cepheid shall comply with any BioMeriéux requests that Cepheid mark any Products to be sold to BioMeriéux under this Agreement, or their containers, in accordance with all applicable patent-marking laws with respect to any BioMeriéux Patent Rights and with such patent numbers provided by BioMeriéux and updated as appropriate.

11.          TERM AND TERMINATION.

11.1        Term.  Unless terminated earlier as provided in this Section 11, this Agreement will commence on the Effective Date and will remain in full force and effect until the later of [***] related to the Products that have issued before the Effective Date or will have issued after the Effective Date.

11.2        Termination.

11.2.1     Mutual Agreement.  This Agreement may be terminated without cause by mutual written agreement of the Parties, effective as of the time specified in such written agreement; or

11.2.2     Material Breach. This Agreement may be terminated by either Party upon any material breach of this Agreement by the other Party; except that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the other Party must have failed to cure such alleged breach within 60 days after receipt of the notice; and the Party alleging the breach must terminate this Agreement by written notice to the other Party given within 150 days of first giving the other Party such written notice (except as may be tolled by any arbitration proceeding instituted as to such breach).

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

11.2.3     Termination for Convenience by BioMeriéux.  BioMeriéux shall have the right, in its sole discretion, to terminate this Agreement in its entirety or with respect to one or more or all Products upon (i) ninety (90) days’ prior written notice to Cepheid, if such notice is given prior to BioMeriéux’s commercial launch of a GeneXpert Instrument or Cartridge; or (ii) 180 days prior written notice, if such termination is given after such commercial launch.

11.2.4     Termination Upon Insolvency.  Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

11.3        Consequences of Termination.

11.3.1     Return of Material; Effect on Licenses.

11.3.1.1      Upon termination of this Agreement pursuant to Section 11.1 (Term) all Cepheid Patents will have expired and hence all patent licenses granted by either Party to the other shall terminate.  Also, on termination under Section 11.1 (Term), Licenses from Cepheid to BioMeriéux under any other Cepheid Intellectual Property shall continue.  Upon termination of this Agreement pursuant to Section 11.2.2 (Termination for Material Breach) and Section 11.2.3 (Termination for Convenience by BioMeriéux), the licenses granted by each Party to the other pursuant to Section 3.8 with respect to Collaboration Cepheid and Collaboration Joint Intellectual Property shall remain in full force and effect. Termination of this Agreement by Cepheid for failure of BioMeriéux to pay the full $15 Million under Section 6.1, shall be treated as a Termination for Material Breach by BioMeriéux.  In the event that prior to the effective date of termination BioMeriéux has exercised the Instrument Option and made the Instrument Option Payment in accordance with Section 9.2, and the payments required in Sections 6.1, the licenses granted by Cepheid to BioMeriéux pursuant to Section 3.3 shall remain in full force and effect for so long as BioMérieux is not in a breach of the sublicense under the [***]  Patents (and has failed to timely cure such breach) that would endanger Cepheid’s license from the [***] . In the event that prior to the effective date of termination BioMeriéux has exercised the Cartridge Option and made the Cartridge Option Payment in accordance with Section 9.1.2 or 9.1.6, as applicable, and the payments required in Section 6.1, the licenses granted by Cepheid to BioMeriéux pursuant to Section 3.4 shall remain in full force and effect for so long as BioMeriéux is not in default of payment of royalties due to Cepheid under Section 6.2.1 (and has failed to timely cure such breach). The licenses granted to Cepheid pursuant to Sections 3.5 (Development License) and 3.6 (Manufacturing License) shall terminate except that the license granted under Section 3.5 shall remain in effect, solely to the extent needed for Cepheid to permit Cepheid to make, use, offer for sale, import and sell Cepheid NASBA Tests in accordance with any agreements entered into with BioMeriéux for such tests in accordance with Section 2.2.

11.3.1.2      In the event of any termination due to insolvency of a Party, all rights and licenses granted under this Agreement by one Party to the other Party are,

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and will irrevocably be deemed to be, “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement will be deemed an executory contract and upon rejection of such executory contract by a debtor Party, all rights and obligations of the non-debtor Party hereunder will be determined in accordance with Section 365(n) of the Bankruptcy Code.

11.3.1.3      Upon any termination of this Agreement, the Parties respective rights to practice under the Collaboration Joint Patent Rights and Cepheid Collaboration Patent Rights, as set forth in Sections, 10.1.4, 10.1.5.2 and 10.1.5.3 shall survive and remain in full force and effect.

11.4        Upon termination of this Agreement for any reason, (i) each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control relating to the other Party’s Confidential Information (except one copy of which may be retained for archival purposes), or (ii) certify in writing to the other Party that all such material has been destroyed.

11.5        Survival of Obligations and Certain Rights.  Upon any termination of this Agreement, by expiration of the term or otherwise, neither Party will be relieved of any obligations incurred prior to such termination.  Despite any termination or expiration of this Agreement, Sections 1 (Definitions), 3 (license Grants, subject to Section 11.3), 6.2 (Earned Royalties), 7 (Royalty Reports and Accounting), 8.8 (Warranty), 8.14 (Records), 8.15.3 (Copies of Records), 9 (Production Line Options), 10.1 (Ownership of Intellectual Property), 10.2 (Filing of Patent Applications), 10.5 (Patent Litigation),  11.3 (Consequences of Termination), 11.5 (Survival of Obligations and Certain Rights), 12 (Confidentiality), 13 (Representations, Warranties and Covenants; Disclaimers), (14) Rights of Affiliates, 15(Indemnification), 16 (Limitation of Liability), and 17 (General Provisions), as well as any other provisions that by their nature are intended to survive any termination, will survive and continue to be enforceable.

12.          CONFIDENTIALITY.

12.1        Non-Disclosure; Non-Use.  The Parties agree, by using the same degree of care as each uses for its own information of like importance, but not less than a reasonable degree of care, to hold in confidence any Confidential Information disclosed by the other Party hereunder, and not to disclose any Confidential Information of the other Party to any Third Party or, except as provided below, to any Affiliate, not to use any Confidential Information disclosed by the other Party hereunder for any purpose other than carrying out its obligations under this Agreement (including furthering the Joint Development Program), without the express written consent of the other Party.  Each Party will disclose Confidential Information only to its employees or agents who have a need to know same for such purpose.  With respect to any Confidential Information that is revealed by a Party to the other Party, the confidentiality and non-use requirements of this Section 12 will remain in force for a period of five (5) years following the date the Confidential Information is disclosed, or three (3) years after the expiration or termination of this Agreement, whichever is later.

12.2        Responsibility For Employees and Agents.  Each Party will assume responsibility for the actions and omissions of its respective employees, agents and assigns, and to inform them of the duties of confidentiality and non-use under this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

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12.3        Affiliates.  Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of BioMeriéux or Cepheid for the purpose of furthering the Joint Development Program or exercising its right or carrying out its obligations under this Agreement, provided such Affiliate has undertaken a similar obligation of confidentiality and non-use with respect to the Confidential Information.

12.4        Bankruptcy.  All Confidential Information disclosed by one Party to the other will remain the property of the disclosing Party.  A Party subject to a Bankruptcy Event will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Confidential Information and to ensure that any court or other tribunal maintain such information in confidence in accordance with the terms of this Agreement. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party based on the Bankruptcy Event of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal, or such master, trustee or receiver, as appropriate, that (i) Confidential Information of the other Party under this Agreement remains the property of the other Party and (ii) Confidential Information of the other Party has confidentiality and non-use obligations under this Agreement.

12.5        Publication.  Neither BioMeriéux nor Cepheid will submit for written or oral publication any manuscript, abstract or the like that includes data or other information generated and provided by the other Party or otherwise developed by either Party under the Joint Development Program without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.  If written consent or written denial is not provided by the other Party within 90 days, the first Party will have the right to publish.  But, the foregoing will not apply to customary literature that is prepared for marketing and sales purposes and that does not contain Confidential Information of the non publishing Party.

12.6        Compliance with Statutory Requirements.  Subject to Section 12.7, nothing in this Agreement will be construed as preventing or in any way inhibiting either Party from complying with statutory or regulatory requirements governing the development, manufacture, use, sale, or other distribution, of Products in any manner that it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities Confidential Information or other information received from a Party or Third Parties.  However, the disclosing Party shall notify the other Party in advance of such disclosure and take reasonable measures to assure that no unauthorized use or disclosure is made by persons or entities to whom access to such information is granted under this Section 12.6.

12.7        Terms of Agreement.  Neither Party shall disclose any terms or conditions of this Agreement to any Third Party, other than non-confidential details which refer to the existence and general type of Agreement and the field of use restrictions stated herein,  without the prior consent of the other Party which consent will not be unreasonably withheld or delayed; provided, however, that a Party may disclose the terms or conditions of this Agreement, (i) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, (ii) to a Third Party in connection with (a) a merger, consolidation or similar transaction by such Party, or (b) the sale of all or substantially all of the assets of such Party or (iii) as otherwise required by law, provided that the disclosing Party shall (A) if practicable, provide the other Party with reasonable advance notice of and an opportunity to

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comment on any such required disclosure, (B) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, provided that, at BioMeriéux’s request, Cepheid shall seek a confidential treatment request for any such disclosure filed with the United States Securities and Exchange Commission at Cepheid’s sole cost and expense, and (C) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order; provided further that such terms and conditions shall be deemed Confidential Information and the Party making such disclosure shall require that such Third Party receiving such Confidential Information shall observe the same obligations of confidentiality as such Party owes under this Agreement with respect to Confidential Information of the other Party.  Notwithstanding the foregoing, any press releases describing the terms and conditions of this transaction shall be mutually agreed by the Parties and each Party may disclose such information as agreed in the press releases, as modified by mutual written agreement of the Parties, without the consent of the other Party.

12.8        Compelled Disclosure.  In the event that a Party (“Disclosing Party”) is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand or similar process) to disclose any Confidential Information, the Disclosing Party will provide prompt prior written notice of such compulsion to the other Party, so that the other Party may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, the Disclosing Party will disclose only that portion of Confidential Information that it is advised by opinion of counsel is legally required to be disclosed, or else stand liable for contempt or suffer other censure or penalty, and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment required hereby will be accorded such Confidential Information; and the Disclosing Party will not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Disclosing Party not permitted by this Agreement.

13.          REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS.

13.1        Representations and Warranties.  Each Party represents, warrants and covenants to the other Party that:

13.1.1     The execution, delivery and performance of this Agreement and the consummation by the Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Party, as appropriate.

13.1.2     This Agreement when duly executed and delivered by the Party, will constitute a valid and legally binding instrument of the Party enforceable in accordance with its terms, except as enforcement hereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or similar laws or court decisions affecting enforcement of creditors’ rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

13.1.3     True, complete and correct copies of all agreements in which Cepheid grants any right or license in or to any Cepheid Patents comprising any part of the Cepheid Background Technology (the “Out-License Agreements”), as amended to the date hereof, have been provided to BioMeriéux, and a list of such agreements is set forth in

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Schedule 13.1.3.  The execution and delivery of this Agreement, the consummation by the Party of the transactions herein contemplated and the compliance by the Party with the terms hereof do not and will not violate the Articles of Incorporation (as amended to date) of the Party or the By-Laws (as amended to date) of the Party, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Party is a party or by which the Party is bound or to which any of their properties or assets are subject, or any applicable statute or any order, judgment, decree, rule or regulation of any court or governmental or regulatory agency or body having jurisdiction over the Party or any of their properties or assets, except where such breach, violation, default or the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect or adversely affect the ability of the Party to perform the transactions contemplated hereby; and no consent, approval, authorization, order, registration, filing or qualification of or with any such court or governmental or regulatory agency or body is required for the valid authorization, execution, delivery and performance by the Party of this Agreement, or the performance by the Party of the transactions contemplated by this Agreement; and

13.1.4     Neither such Party has been debarred or is subject to debarment, or will use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Such Party agrees to inform the other Party in writing immediately if it or any person who is performing services on its behalf hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any person performing services hereunder.

13.1.5     Neither Party shall enter into any agreement, the terms and conditions of which, would be inconsistent with any of the terms and conditions hereof.

13.2        Representations and Warranties of Cepheid.  Cepheid represents and warrants to BioMeriéux that:

13.2.1     As of the Effective Date, and to Cepheid’s knowledge, Cepheid has prepared, maintained and retained all regulatory documentation relating to Instruments and Cartridges that is required to be maintained or reported by Cepheid pursuant to applicable law.

13.2.2       Except as disclosed in writing to BioMeriéux prior to the Effective Date, Cepheid is not aware of anything that could be reasonably expected to materially adversely affect the acceptance, or the subsequent approval, by any regulatory authority of any filing, application or request for regulatory approval with respect to any Instrument or Cartridge.

13.2.3     Cepheid is the sole and exclusive owner of all right, title and interest in and to the Patents listed on Schedule 13.2.3 (a) (the “Owned Cepheid Patents”) and, except as provided in such Schedule, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party related to the NASBA Field of Use.  Cepheid is the licensee of and controls rights, title and interest in and to the Patents listed on Schedule 13.2.3(b) (the “Licensed Cepheid Patents”), in each case on either an exclusive or non-exclusive basis, as

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indicated in such schedule, and, except as disclosed by Cepheid to BioMeriéux in writing prior to the Effective Date, such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party with respect to the NASBA Field of Use. True, complete and correct copies of all license agreements in which Cepheid receives any right or license to any Licensed Cepheid Patents (the “In-License Agreements”), as amended to the date hereof, have been provided to BioMeriéux, and a list of such agreements is set forth in Schedule13.2.3(c).  The Owned Cepheid Patents and the Licensed Cepheid Patents constitute all of the Patents that comprise any part of the Background Cepheid Intellectual Property as of the Effective Date in the NASBA Field of Use.

13.2.4     During the term of this Agreement, Cepheid shall not (i) commit any act or permit the occurrence of any omission that would cause the breach or termination of any In-License Agreement or (ii) amend or otherwise modify or permit to be amended or modified any In-License Agreement if doing so would encumber or diminish the rights granted to BioMeriéux hereunder with respect to the Cepheid Patents.  Cepheid shall promptly provide BioMeriéux with notice of any alleged, threatened, or actual breach of any In-License Agreement by any party thereto that would adversely effect BioMeriéux’s rights under this Agreement.  As of the date hereof, none of Cepheid and, to the best of their knowledge, any Third Party is in breach of any In-License Agreement that would adversely effect BioMeriéux’s rights under this Agreement.

13.2.5       The Cepheid Patents comprising any part of the Background Cepheid Intellectual Property existing as of the Effective Date are subsisting and to the knowledge of Cepheid, are not invalid or unenforceable. The conception, development and reduction to practice by or on behalf of Cepheid of the regulatory documentation relating to any Instrument or Cartridge existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.  Other than payments owed by Cepheid pursuant to the In-License Agreements, there are no claims, judgments or settlements against or amounts with respect thereto owed by Cepheid or any of its Affiliates relating to Cepheid Patents or Know-how comprising any part of the Background Cepheid Intellectual Property.  No claim or litigation has been brought or threatened by any Third Party alleging, and Cepheid is not aware of any claim, whether or not asserted, that (i) the Cepheid Patents or Know-how comprising any part of the Background Cepheid Intellectual Property are invalid or unenforceable, or (ii)  the Cepheid Patents or Know-how comprising any part of the Background Cepheid Intellectual Property, or the use thereof in accordance with the terms and conditions of this Agreement, infringes any intellectual property or proprietary right of any Third Party.

13.2.6     Except as set forth in the Out-License Agreements, neither Cepheid nor any of its Affiliates has (i) assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the regulatory documentation, Cepheid Patents or Know-how comprising any part of the Background Cepheid Intellectual Property, (ii) granted any license or other right, title or interest in or to Cepheid Patents or Know-how in any manner, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to Cepheid Patents or Know-how, in each case that is inconsistent with the grants, assignments and other rights reserved to BioMeriéux and its Affiliates in this Agreement.

13.2.7       Subject to the terms and conditions of this Agreement, at no time shall Cepheid or its Affiliates (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Background Cepheid Intellectual Property, Collaboration Cepheid

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Intellectual Property, or Collaboration Joint Intellectual Property, or (ii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Background Cepheid Intellectual Property, Collaboration Cepheid Intellectual Property, or Collaboration Joint Intellectual Property, in each case that is inconsistent with the grants, assignments and other rights reserved to BioMeriéux and its Affiliates under this Agreement.

13.2.8       To the best of Cepheid’s knowledge, there is no infringement by a Third Party of Cepheid’s Intellectual Property Rights that would materially interfere with the rights and licenses granted to BioMeriéux pursuant to this Agreement

13.2.9     Each Party’s employees who will participate in the Development Programs, or otherwise have access to the other Party’s Confidential Information, shall have executed or, within five days after the Effective Date or upon commencing employment with such Party, will execute agreements, whereby all right, title and interest in any Intellectual Property Rights are assigned to their respective employer.

13.3        Disclaimers.  EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED IN THIS AGREEMENT WILL BE CONSTRUED AS:

13.3.1     A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT;

13.3.2     A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, OFFER FOR SALE, LEASE, IMPORT, USE OR OTHER DISPOSITION OF ANY PRODUCTS OR SERVICES HEREUNDER WILL BE FREE FROM INFRINGEMENT OF PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES;

13.3.3     A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THEIR ENFORCEMENT OF ANY PATENT INCLUDING THE PROSECUTION, DEFENSE OR CONDUCT OF ANY ACTION OR SUIT CONCERNING INFRINGEMENT OF ANY SUCH PATENT;

13.3.4     CONFERRING ANY RIGHT TO USE IN ADVERTISING, PUBLICITY, OR OTHERWISE, ANY TRADEMARK, TRADE NAME OR NAMES, OR ANY CONTRACTION, ABBREVIATION OR SIMULATION THEREOF, OF EITHER PARTY;

13.3.5     AN OBLIGATION UPON EITHER PARTY TO MAKE ANY DETERMINATION AS TO THE APPLICABILITY OF ANY OF ITS PATENTS TO ANY PRODUCT OR SERVICE;

13.3.6     AN INDUCEMENT BY ONE PARTY TO THE OTHER TO USE ANY PATENTS OR TO MAKE, USE, OR SELL PRODUCTS COVERED BY ANY PATENTS, OR AN INDUCEMENT OF THE OTHER PARTY’S CUSTOMERS TO PURCHASE OR OTHERWISE USE PRODUCTS COVERED BY ANY PATENTS;

The symbol [***] is used to indicate that a portion of the exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect to the omitted portion.

13.3.7     AN ADMISSION BY EITHER PARTY THAT ANY OF ITS PRODUCTS INFRINGE ANY PATENTS OF THE OTHER PARTY; OR

13.3.8     A WARRANTY OR REPRESENTATION BY EITHER PARTY WITH RESPECT TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY PRODUCTS OR SERVICES HEREUNDER.

14.          RIGHTS OF AFFILIATES

14.1        Rights and Obligations.  Any and all rights of BioMeriéux under this Agreement may be extended by BioMeriéux to and for the benefit such of its Affiliates as, and to the extent, BioMeriéux may from time to time designate, but only for so long as such Affiliates remain Affiliates.  BioMeriéux shall have the right to satisfy any or all of its obligations under this Agreement through one or more of its Affiliates.

14.2        BioMeriéux Covenant.  BioMeriéux covenants and agrees that it will be responsible for compliance with the terms and conditions of this Agreement and any liability arising therefrom, by any Affiliate designated under Section 14.1.

15.          INDEMNIFICATION.

15.1        General Indemnity.  Each Party (the “Indemnitor”) will defend, indemnify and hold harmless the other Party, its Affiliates, and any of its or their officers, directors, employees or agents (the “Indemnitees”) against any and all claims made by, or judgment, damage, liability, loss, cost or other expense, including reasonable legal fees and expenses (collectively, “Liability”), resulting from any claims made by or proceedings brought by, any Third Party to the extent that the claim or Liability arises from the following:

15.1.1     The Indemnitor’s negligence or willful misconduct in connection with, relating to, or arising out of, this Agreement, including Cepheid’s manufacture and supply of Products, or BioMeriéux’s manufacture and sale of Products to the extent that BioMeriéux has exercised either or both of its manufacturing options as set forth in this Agreement, or any recall under Section 8.8.3; or

15.1.2     The Indemnitor’s material breach of this Agreement, including any warranty set forth in Sections 8.8 and 13.

15.1.3     Notwithstanding the foregoing, the indemnification obligations of a Party pursuant to this Section 15.1 shall not apply to the extent of any Liability for which the other Party has an obligation hereunder to indemnify such first Party, as to which Liability each party shall indemnify the other to the extent of their respective Liability.

15.2        Intellectual Property Indemnity. The Indemnitor will defend or settle any and all claims or Liability resulting from any claims made by or proceedings brought by, any Third Party against the Indemnitees to the extent that the claim or Liability arises from a claim that the use of the Background Cepheid Intellectual Property (if Cepheid is the Indemnitor) or the use of the Background BioMeriéux Intellectual Property (if BioMeriéux is the Indemnitor) infringes a Third Party’s Intellectual Property Rights, and the Indemnitor will pay any Liability attributable to such claim that is awarded against the Indemnitees in a final judgment resulting from any such claim or settlement entered into with respect thereto. Notwithstanding the

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foregoing, this Agreement does not obligate BioMeriéux to indemnify Cepheid for Cepheid’s sales of products outside of the NASBA Field of Use.

15.3        Notice; Choice of Attorney.  If the Indemnitee intends to claim indemnification under this Section 15, the Indemnitees will promptly notify the Indemnitor of any claims or Liability in respect of which the Indemnitee intends to claim indemnification.  The Indemnitor, after it determines that indemnification is required of it, will assume the defense and settlement thereof with counsel of its choice, reasonably acceptable to Indemnitee.  An Indemnitee will have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitor only if Indemnitor does not assume the defense or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by counsel.

15.4        Consent Required.  The indemnity provisions in this Section 15 will not apply to amounts paid in settlement of any claim or Liability if the settlement is effected without the consent of the Indemnitor, not to be unreasonably withheld. In addition, neither Party shall enter into any settlement or otherwise resolve any infringement matter in a manner that would adversely impact the business of the other Party or in any manner limit the other Party’s rights or obligations without such Party’s prior written consent, which will not be unreasonably withheld.

15.5        Cooperation.  The Indemnitees under this Section 15, (and shall cause their respective its employees and agents to), cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or Liability covered by this indemnification.  In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor will additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnitees in establishing its claim for indemnity.

15.6        Insurance.  Each Party shall have and maintain such type and amounts of liability insurance covering the manufacture, supply, use and sale of the Instruments and Cartridges as is normal and customary in the diagnostics industry generally for parties similarly situated, and shall upon request provide the other Party with a certificate of insurance evidencing such insurance coverage.

16.          LIMITATION OF LIABILITY.

EXCEPT AS SET FORTH IN SECTION 16, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CEPHEID OR BIOMERIÉUX BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT, WARRANTY, OR UNDER ANY STATUTE (INCLUDING ANY TRADE PRACTICE, UNFAIR COMPETITION OR OTHER STATUTE OF SIMILAR IMPORT) OR ON ANY OTHER BASIS, FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, DAMAGES OF THE OTHER, OR FOR MULTIPLE OR PUNITIVE DAMAGES, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT THE OTHER IS ADVISED OF THE POSSIBILITY OF DAMAGES, INCLUDING ANY SUCH DAMAGES ARISING FROM OR RELATED TO LOSS OF USE, LOSS OF DATA, FAILURE OR INTERRUPTION IN THE OPERATION OF ANY PRODUCTS, DELAY IN REPAIR OR REPLACEMENT, OR LOSS OF OPPORTUNITY OR GOODWILL.  THE PARTIES AGREE THAT THE DAMAGES INDEMNIFIED UNDER SECTIONS 15.1 AND 15.2 SHALL BE DEEMED NOT TO BE

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INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, OR MULTIPLE OR PUNITIVE DAMAGES, AND SHALL NOT FALL WITHIN THE DISCLAIMER PROVIDED IN THIS SECTION 16.

17.          GENERAL PROVISIONS.

17.1        Books and Record; Audit-General. Books, records and accounts which are required to be kept by a Party under this Agreement shall, unless otherwise provided herein, be retained until the later of (A) three (3) years after the end of the period to which such books, records and accounts pertain, and (B) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.  With respect to financial matters, such records will include, without limitation, general ledger records of receipts and disbursements sufficient to verify the matter being reviewed.  Each Party will have the right from time to time (not to exceed once per calendar year) during normal business hours and upon five (5) business days prior written notice, to inspect in confidence, or in the case of financial records have an independent public accounting firm that is reasonably acceptable to the other Party, audit in confidence, such books, records and accounts of the other Party. Such audit shall not unreasonably interfere with the audited Party’s normal business operations. The Party initiating the audit will bear the costs thereof unless the audit reveals a discrepancy unfavorable to that Party of at least five percent (5%), in which case the other Party will pay the costs of the audit.  If the audit results in a final determination that amounts have been overstated or understated, the applicable amount will be refunded or paid promptly by the appropriate Party. The auditing Party will treat all information learned in the course of any audit as Confidential Information, and will maintain such Confidential Information in strict confidence, except to the extent necessary for the Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.  Any public accounting firm shall sign a customary confidentiality agreement as a condition precedent to their audit, and shall report to the auditing Party only its findings and conclusion with respect to accuracy of financial records, calculations and reports of the other Party, and any particular in which the audited Party has not complied with its applicable obligations.

17.2        Publicity.  Subject to Section 12.7, BioMeriéux and Cepheid shall consult with each other before issuing, and provide each other an opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on, any press releases or public statements with respect to the transactions contemplated hereby.

17.3        Binding Agreement; No Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon, and shall inure solely to the benefit of, each of the Parties hereto, and each of their respective heirs, executors, administrators, successors and permitted assigns.  Neither BioMeriéux nor Cepheid may assign any of its rights or obligations hereunder to any other person or entity without the prior written consent of the other Party hereto; provided, however, that BioMeriéux may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate so long as BioMeriéux remains fully responsible for the performance of all of the obligations set forth in this Agreement. In addition, either Party may assign this Agreement and its rights and obligations hereunder to the purchaser of all or substantially all of its assets related to the Instrument(s) and Cartridges, or to its successor entity

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or acquirer in the event of a merger, consolidation or Change in Control of such Party.  Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of BioMeriéux or Cepheid, as the case may be.  In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

17.4        Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the Parties with respect to the subject matter hereof, including that certain Confidentiality Agreement dated February 6, 2003.  Upon execution by Cepheid and BioMeriéux, this Agreement shall be binding on both Parties. Notwithstanding any of the foregoing, this Agreement shall not supercede the Option Agreement entered into by the Parties, whereby BioMeriéux was granted an option to enter into this Agreement with Cepheid.

17.5        Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.  Each of the Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the United States of America for the District of Northern California in any legal proceeding arising out of or relating to this agreement.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.6        Dispute Resolution.

17.6.1     The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either party’s or its Affiliates’ rights and/or obligations hereunder, such as, for example, a dispute as to whether a particular product properly falls within the license.  In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective designees, listed below, or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice received.  Said designees are as follows:

For Cepheid:                         Chief Executive Officer

For BioMeriéux:                                    Chief Executive Officer of US operations.

In the event the designees are not able to resolve such dispute within such sixty (60) day period, or any agreed extension thereof, either Party may invoke the provisions for binding Alternative Dispute Resolution (ADR) set forth in Appendix II attached thereto.

17.6.2     Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Section 17.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim

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equitable relief concerning a dispute, either prior to or during any alternative dispute resolutions process hereunder, if necessary to protect the interests of such Party. This Section 17.6.2 shall be specifically enforceable.

17.7        Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, and shall be delivered as addressed as follows (or to such other address as may designated in writing by the addressee):

if to Cepheid, to:

[Cepheid]
904 Caribbean Drive
Sunnyvale, California  94089

Attn:       General Counsel

Facsimile: 408-400-4193

with a copy mailed to:

Douglas N. Cogen
Fenwick & West LLP
Embarcadero Center West
275 Battery Street
San Francisco, California  94111

Facsimile:  415-281-1350

if to BioMeriéux, to:

[BioMeriéux]

100 Rodolphe Street

Durham, NC, 27712

Attn:       President

Facsimile: 919-620-2519

with a copy mailed to:

General Counsel (Same address and fax).

17.8        Force Majeure.  Except as may be herein otherwise specifically provided, neither Party shall be liable to the other for loss, injury, delay, expenses, damages, or other casualty suffered or incurred by the other Party due to a delay in performing or the failure to perform obligations hereunder as result of trade disputes, strikes, riots, storms, earthquakes, fires, acts of God or government or any cause (whether similar or dissimilar to the foregoing), including but not limited to any shortages of power that is not caused by the fault or inaction of the Party seeking to be excused from performance, beyond the reasonable control of the Party seeking to be excused from performance, provided, however, that such Party shall have given the

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other Party prompt notice in writing of the occurrence of any such events or causes, and of their discontinuance, and diligently seeks to perform at the earliest reasonable opportunity; and further provided that this Section 17.8 shall not apply to any obligation to pay money hereunder.  If requested by either Party, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution should performance be materially delayed or prevented by events of force majeure as set forth in this Section 17.8, but neither Party shall have an obligation to amend this Agreement.  In the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the performing Party may terminate this Agreement pursuant to Section 11.2.2 by written notice to the other Party.

17.9        Export Control Regulations.  The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing.  Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it will not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government

17.10      Counterparts; Headings.  This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.  The headings in this Agreement are for convenience and shall not affect the interpretation hereof.  A reference in this Agreement to an section, appendix, schedule or exhibit shall be to an article, section or exhibit of this Agreement, unless otherwise indicated.

17.11      Amendments and Waivers.  Any term of this Agreement may be amended only by a writing executed by each of Cepheid and BioMeriéux.  No waiver of any term or condition of this Agreement be valid or binding on any Party unless the same shall have been mutually assented to in writing by each Party.  The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

17.12      Specific Performance.  The Parties agree that irreparable damage would occur in the event that certain provisions of this Agreement were not performed in accordance with their specific terms or were otherwise materially breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction to prevent a material breach of this Agreement and to enforce specifically the terms and provisions hereof, to the extent any such breach would adversely affect one or more material rights granted to a Party hereunder.  The rights and remedies provided in this Section 17.12 shall be cumulative and in addition to any other rights and remedies to which they are entitled at law or in equity.

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17.13      Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect.

17.14      Construction.

17.14.1                  No Construction Against Drafter.  The Parties acknowledge that they have been represented by counsel in the negotiation and execution of this Agreement, and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement will be construed against the Party drafting such agreement.

17.14.2  Certain Words and Terms. Unless the context clearly requires otherwise,

(i)            the plural and singular numbers will each be deemed to include the other;

(ii)           “will,” “shall,” “will agree,” “shall agree,” or “agrees” are mandatory, and “may” is permissive;

(iii)          “or” is not exclusive; and

(iv)          “includes” and “including” are not limiting.

17.15      Relationship of the Parties.  Nothing contained in this Agreement will be construed to make the Parties partners, joint venturers, principals, agents or employees of the other.  Neither Party will have the right, power, or authority, express or implied, to bind the other Party.

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date first above written.

CEPHEID

By:
	Name:	John L. Bishop
	Title:	CEO

BIOMERIÉUX, INC.

By:
	Name:	Philippe Sans
	Title:	President & CEO

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Appendix 1

[***] Patents

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Appendix II

ALTERNATIVE DISPUTE RESOLUTION

Capitalized terms used herein shall have the meaning ascribed in the Agreement, unless otherwise defined herein.

Subject to Section 17.6.2 of the Agreement, in the event of any dispute, difference or question arising between the Parties in connection with the Agreement, the construction thereof, or the rights, duties or liabilities of either Party excluding any dispute or controversy for which arbitration is prohibited by any applicable law or treaty, and which dispute is not amicably resolved by the good faith efforts of the Parties under Section17.6 of the Agreement, then, if either Party so requests, such dispute shall be resolved by binding Alternative Dispute Resolution (“ADR”) in the manner described below:

(a)           If any Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice to counsel for the other Party informing the other Party of such intention and the issues to be resolved.  Within ten (10) business days after the receipt of such notice, the other Party may by written notice to the counsel for the Party initiating ADR, add additional issues to be resolved.  From the date of the ADR notice and until such time as any matter has been finally settled by ADR, the running of the time periods in which a Party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

(b)           Within five (5) business days following the receipt of the original ADR notice (“Notice Date”) a neutral shall be selected by the then President of the Center for Public Resources (“CPR”), 14th floor, 366 Madison Avenue, New York, New York 10017.  The neutral shall be an individual who shall preside in resolution of any disputes between the Parties.  The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of either a Party or of an Affiliate of either Party.

(c)           Each Party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person.  If either Party makes such and objection, the then president of the CPR shall as soon as possible thereafter, select another neutral under the same conditions set forth above.  This second selection shall be final.

(d)           No later than ninety (90) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

(i)            Each Party shall have the right to be represented by counsel at the hearing.

(ii)           The hearing shall be held in the continental United States at such place as agreed upon by the Parties or if they are unable to agree at a place designated by the neutral.

(e)           The ADR proceeding shall be confidential and the neutral shall issue appropriate protective orders to safeguard each Parties’ Confidential Information.  Except as required by law, no Party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other Party.  The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the Parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(f)            It is the intention of the Parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances.  The neutral shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents.  Each Party shall be permitted but not required to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length.  If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such additional discovery as the neutral deems necessary.  At the hearing the Parties may present testimony (either by live witness or deposition) and documentary evidence.  The neutral shall have

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sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.

(g)           Each Party shall be entitled to no more than four (4) hours of hearing to present testimony or documentary evidence.  The testimony of both Parties shall be presented during the same calendar day.  Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony.  It shall be the responsibility of the neutral to determine whether the Parties have had the four (4) hours to which they are entitled.  If the neutral believes that exceptional circumstances exist, and additional hearing time is necessary for a full and fair resolution of the issue, the neutral may order such additional hearing time as the neutral deems necessary.

(h)           At least fifteen (15) business days prior to the date set for the hearing, each Party shall submit to each other Party and the neutral a list of all documents on which such Party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such Party intends to call at such hearing and a brief summary of each witnesses testimony.

(i)            At least five (5) business days prior to the hearing, each Party must submit to the neutral and serve on each other Party a proposed ruling on each issue to be resolved.  Such writing shall be limited to presenting the proposed ruling, shall contain no argument or analysis of the facts or issues, and shall be limited to not more than ten (10) pages.

(j)            Not more than five (5) business days following the close of hearings, the Parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs shall not be more than fifty (50) pages.

(k)           The neutral shall rule on each disputed issue after the hearing as expeditiously as possible, but in no event more than thirty (30) days after the close of the hearings.  The neutral shall, in rendering his decision, apply the substantive law of the state of New York, U.S.A., and without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.  The neutral is not empowered with the remedy of termination of the license(s) granted by the accompanying Agreement.

(l)            Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof.  The decision rendered in any such ADR shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any Party to the ADR proceeding in connection with the conduct of such proceedings, and shall be enforceable in any court of competent jurisdiction.

(m)          The neutral shall have the option to assess costs and expenses to the non-prevailing Party, otherwise the Parties shall pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.

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